Exhibit 10.1

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions.

COLLABORATION AGREEMENT

between

MEDIMMUNE, INC.

and

INFINITY PHARMACEUTICALS, INC.

dated as of August 25, 2006

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT dated as of the 25th day of August, 2006 (the “Agreement”) is made between MedImmune, Inc., a Delaware corporation having its principal place of business at One MedImmune Way, Gaithersburg, Maryland 20878 (“MedImmune”) and Infinity Pharmaceuticals, Inc., a Delaware corporation having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”).

R E C I T A L S

WHEREAS, the Parties wish to collaborate on the development and commercialization of the Products (as defined herein);

NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below, whether used in their singular or plural form:

1.1.        “Active Pharmaceutical Ingredient” or “API” means the active ingredient in a drug responsible for its therapeutic effect including isomer, ester, salt, hydrate, solvate, analog (i.e., one or a limited number of individual atoms or functional groups have been added, deleted or replaced, either with a different atom or with a different functional group, or any one of a series of organic compounds with a similar general formula, possessing similar chemical properties), conjugate, polymorph, prodrug, metabolic precursor or metabolite of such active ingredient.

1.2.        “Affiliate” with respect to either Party, means any corporation or other entity which controls, is controlled by, or is under common control with that Party.  A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.3.          “Applicable Percentage” means fifty percent (50%).

1.4.          “Business Day” shall mean each day of the week excluding Saturday, Sunday and U.S. Federal holidays.

1.5.          “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations and injunctions.  For the avoidance of doubt, Claims shall include Infringement Claims and Product Liability Claims.

1.6.          “Collaboration Inventions” means:

(a)           Inventions conceived and/or reduced to practice during the Term by an employee of a Party or any of its Affiliates and/or by a person or entity obligated to assign such an Invention to a Party or any of its Affiliates which Invention is directed to the development, manufacture, use or sale of an Active Pharmaceutical Ingredient of a Product; provided, however, with respect to Products of a Project as to which a Party is an Opt-Out Party, such Inventions are limited to those conceived and/or reduced to practice during the Term and prior to one year after the Opt-Out Date for such Project.  For the avoidance of doubt, for purposes of the foregoing, Inventions that are “directed to” an API shall not include general formulations and general manufacturing methodologies that are conceived and reduced to practice outside of the course of performing activities pursuant to a Research and Development Plan; and

(b)           Inventions conceived and/or reduced to practice during the Term by an employee of a Party or any of its Affiliates and/or by a person obligated to assign such an Invention to a Party or any of its Affiliates that is conceived and/or reduced to practice in the course of performing activities pursuant to work conducted under a Research and Development Plan.

1.7.          “Collaboration Know-How” means:

(a)           Know-How conceived and/or reduced to practice and/or developed during the Term by an employee of a Party or any of its Affiliates and/or by a person or entity obligated to assign Know-How to a Party or any of its Affiliates which Know-How is directed to the development, manufacture, use or sale of an Active Pharmaceutical Ingredient of a Product; provided, however, with respect to Products of a Project as to which a Party is an Opt-Out Party, such Know-How is limited to that conceived and/or reduced to practice and/or developed during the Term and prior to one year after the Opt-Out Date for such Project.  For the avoidance of doubt, for purposes of the foregoing, Know-How that is “directed to” an API shall not include general formulations and general manufacturing methodologies that are conceived and reduced to practice outside of the course of performing activities pursuant to a Research and Development Plan; and

(b)           Know-How conceived and/or reduced to practice during the Term by an employee of a Party or any of its Affiliates and/or by a person obligated to assign such Know-How to a Party or any of its Affiliates that is conceived and/or reduced to practice in the course of performing activities pursuant to work conducted under a Research and Development Plan.

1.8.          “Collaboration Patent Rights” means any Patent Rights that claim a Collaboration Invention.

1.9.          “Collaboration Rights” means individually and collectively Collaboration Patent Rights, Collaboration Know-How and Collaboration Inventions.

1.10.        “Combination Product” means a product that contains one or more active components that are not Products in addition to Product.

1.11.        “Development Costs” with respect to Product, on a Product-by-Product basis, means the reasonable costs incurred or accrued by a Party with respect to work performed by a Party or its Affiliates or a Third Party in accordance with a Research and Development Plan in connection with research and development of Product, including [***] for the purpose of submission of applications to obtain Regulatory Approvals for Product which costs are limited to [***].  All cost determinations made hereunder shall be made in accordance with GAAP.  As part of creating the initial Research and Development Plans, the JDT will agree on consistent policies governing direct and non-direct costs, including allocation principles.

1.12.        “Diligent Effort” means the carrying out of obligations specified in this Agreement in a diligent, expeditious and sustained manner, consistent with the combined interests of the Parties including the allocation of commercially reasonable personnel and financial resources, but in no event less than that level of resources that pharmaceutical and major biotechnology companies typically devote to their own internally discovered products of similar market potential at a similar stage in its development or product life, taking into account the following factors to the extent reasonable and relevant: issues of safety and efficacy, product profile, difficulty in developing or manufacturing the Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of the Product, the regulatory requirements involved and the potential profitability of the Products marketed or to be marketed.

1.13.        “Disclosure Schedule” means the disclosure schedule delivered by Infinity to MedImmune dated as of the Effective Date.

1.14.        “Earnings” means the positive or negative amount that is calculated on a Product-by-Product basis by deducting Product Costs from Revenue.

1.15.        “Effective Date” means the date first set forth above.

1.16.        “FDA” means the United States Food and Drug Administration or any successor agency with responsibilities comparable to those of the United States Food and Drug Administration.

1.17.        “Field” means all fields of use.

1.18.        “First Commercial Sale” means the first sale of a Product for consumption by the general public in a country.

1.19.        “Fully Absorbed Cost of Goods” with respect to Product, on a Product-by-Product basis, means:

(a)           To the extent that manufacturing of Product or any component thereof is performed by the Selling Party itself, the consolidated fully burdened cost incurred by the Selling Party in the manufacture of Product, which costs are limited to: [***] as determined in accordance with GAAP; and

(b)           To the extent that manufacturing of Product or any component thereof is performed for the Selling Party by a Third Party or by the other Party, amounts paid by the Selling Party to such Third Party or to the other Party in connection with the manufacturing of Product or any component thereof.

1.20.        “GAAP” means the then current United States generally accepted accounting principles, consistently applied.

1.21.        “Hsp90 Diagnostic” means a product or service for determining a person that is susceptible to treatment with a Hsp90 Therapeutic and/or monitoring such treatment and/or providing a prognosis of such treatment, in each case such treatment being for the purpose of treating and/or preventing a disease, disorder or condition.

1.22.        “Hsp90 Product” means an Hsp90 Diagnostic or an Hsp90 Therapeutic.

1.23.        “Hsp90 Therapeutic” means one or more molecules that primarily (i.e. the most potent activity) target and modulate one or more of Heat Shock Protein 90 (Hsp90) [***] and compositions that contain such a molecule(s).  For the avoidance of doubt, the chemical entities disclosed and/or claimed in the Patent Rights indicated in Exhibit Y and IPI 504 (structure in Exhibit Z-1) are included as Hsp90 Therapeutics.

1.24.        “Hsp90 Project” means the research, development and commercialization of one or more Hsp90 Products.

1.25.        “Hedgehog Diagnostic” means a product or service for determining a person that is susceptible to treatment with a Hedgehog Therapeutic and/or monitoring such treatment and/or providing a prognosis of such treatment, in each case such treatment being for the purpose of treating and/or preventing a disease, disorder or condition.

1.26.        “Hedgehog Product” means a Hedgehog Diagnostic or a Hedgehog Therapeutic.

1.27.        “Hedgehog Therapeutic” means one or more molecules that primarily target (i.e. the most potent activity) and modulate one or more member(s) of the Hedgehog pathway and compositions that contain such a molecule(s).  For the avoidance of doubt, the chemical entities disclosed and/or claimed in the Patent Rights indicated in Exhibit Y [***] (structures in Exhibit Z-2)  are included as Hedgehog Therapeutics.

1.28.        “Hedgehog Project” means the research, development and commercialization of one or more Hedgehog Products.

1.29.        “IND” means an Investigational New Drug application filed with a Regulatory Authority to obtain approval to conduct human clinical trials of a Product for an Indication.

1.30.        “Indication” means a type of cancer (tumor type) or a disease, disorder or a condition other than a type of cancer.

1.31.        “Infinity Existing Know-How” means any Know-How owned by or licensed to Infinity as of the Effective Date which is directed to the development, manufacture, use or sale of an Active Pharmaceutical Ingredient of a Product.  For the avoidance of doubt, for purposes of the foregoing, Know-How that is “directed to” an API shall not include general formulations and general manufacturing methodologies that are conceived and reduced to practice outside of the course of performing activities pursuant to a Research and Development Plan.

1.32.        “Infinity Existing Patent Rights” means (i) any Patent Rights set forth on Exhibit Y, (ii) any Patent Rights that may arise from the Inventions set forth in Exhibit Y, and (iii) any Patent Rights owned by or licensed to Infinity as of the Effective Date that claim an Active Pharmaceutical Ingredient of a Product or the manufacture or use thereof.

1.33.        “Infinity Existing Rights” means individually and collectively Infinity Existing Patent Rights and Infinity Existing Know-How.

1.34.        “Infinity General Invention” means any Invention, other than a Collaboration Invention or MedImmune General Invention (i) owned by Infinity or any of its Affiliates before or during the Term and/or (ii) licensed to Infinity or any of its Affiliates before or during the Term, with the right in each case to grant a sublicense hereunder in each case, which Invention is useful or necessary with respect to the development, manufacture, use or sale of a Product;

provided, however, with respect to Products of a Project as to which Infinity is an Opt-Out Party, such Inventions that become owned or licensed with respect to such Products during the Term are limited to those that become owned or licensed during the Term and prior to one year after the Opt-Out Date for such Project.

1.35.        “Infinity General Patent Rights” means any Patent Rights, other than Collaboration Patent Rights, Infinity Existing Patent Rights or MedImmune General Patent Rights, that claim an Infinity General Invention.

1.36.        “Infinity General Know-How” means any Know-How, other than Collaboration Know-How, Infinity Existing Know-How or MedImmune General Know-How, (i) owned by Infinity or its Affiliates before or during the Term or (ii) licensed to Infinity or any of its Affiliates before or during the Term, with the right in each case to grant a sublicense hereunder, in each case which Know-How is useful or necessary with respect to the development, manufacture, use or sale of a Product; provided, however, with respect to Products of a Project as to which Infinity is an Opt-Out Party, such Know-How that becomes owned or licensed with respect to such Products during the Term is limited to Know-How that becomes owned or licensed during the Term and prior to one year after the Opt-Out Date for such Project.

1.37.        “Infinity General Rights” means individually and collectively Infinity General Patent Rights, Infinity General Know-How and Infinity General Inventions.

1.38.        “Infringement Claim” means a Claim by a Third Party that the making, using, offering for sale, sale or importation of a Product infringes any Third Party intellectual property right.

1.39.        “Invention” means all ideas, data, writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable.

1.40.        “JCT” means the Joint Commercialization Team of Section 6.2.

1.41.        “JDT” means the Joint Development Team(s) of Article 3.

1.42.        “Know-How” means data, information, know-how, compounds and reagents and the rights thereto other than Patent Rights.

1.42A      “Litigation Expenses” means court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment.

1.42B      “Loss(es)” means all damages (including all incidental and consequential damages claimed by Third Parties), deficiencies, defaults, assessments, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost profits claimed by Third Parties, expenses, costs and fees (including without limitation interest, but excluding Litigation Expenses) and includes all damages awardable pursuant to statute and treble damages.

1.43.        “Marketing Expenses” means with respect to a Product, on a Product-by-Product basis, the reasonable costs incurred or accrued pursuant to a Marketing Plan by the Selling Party or reimbursed to the Non-Selling Party pursuant to co-promotion under this Agreement, with respect to pre-launch, launch, and post-launch advertising and other marketing activities including, without limitation, expenses of patient programs such as those involving compassionate use, indigents, uninsured and underinsured, training, disease information and management, and compliance; expenses related to Promotional Materials, space or time in various media, direct mail campaigns, samples, advertising agency fees and other promotion activities; and phase IV studies (whether or not required by a Regulatory Authority) which costs are limited to: [***].  All cost determinations made hereunder shall be made in accordance with GAAP.  Marketing Expenses do not include Selling Expenses.  Marketing Expenses incurred by a Selling Party with respect to a Product shall not materially exceed the aggregate expenses associated with the marketing (defined in the same way as Marketing Expenses) of similar products by Third Parties that are pharmaceutical or major biotechnology companies.

1.44.        “Marketing Plan” means the Marketing Plan of Section 6.2.

1.45.        “MedImmune General Invention” means any Invention, other than a Collaboration Invention or Infinity General Invention (i) owned by MedImmune or any of its Affiliates before or during the Term and/or (ii) licensed to MedImmune or any of its Affiliates before or during the Term, with the right in each case to grant a sublicense hereunder, in each case, which Invention is useful or necessary with respect to the development, manufacture, use or sale of a Product; provided, however, with respect to Products of a Project as to which MedImmune is an Opt-Out Party, such Inventions that become owned or licensed with respect to such Products during the Term are limited to those that become owned or licensed during the Term and prior to one year after the Opt-Out Date for such Project.

1.46.        “MedImmune General Patent Rights” means any Patent Rights, other than Collaboration Patent Rights and Infinity General Patent Rights, that claim a MedImmune General Invention.

1.47.        “MedImmune General Know-How” means any Know-How, other than Collaboration Know-How, Infinity Existing Know-How and Infinity General Know-How, (i) owned by MedImmune or its Affiliates before or during the Term or (ii) licensed to MedImmune or any of its Affiliates before or during the Term, with the right in each case to grant a sublicense hereunder, in each case which Know-How is useful or necessary with respect to the development, manufacture, use or sale of a Product; provided, however, with respect to Products of a Project as to which MedImmune is an Opt-Out Party, such Know-How that becomes owned or licensed with respect to such Products during the Term is limited to Know-How that becomes owned or licensed during the Term and prior to one year after the Opt-Out Date for such Project.

1.48.        “MedImmune General Rights” means individually and collectively MedImmune General Patent Rights, MedImmune General Know-How and MedImmune General Inventions.

1.49.        “Net Sales” means with respect to Product and Royalty Bearing Product on a Product-by-Product and Royalty Bearing Product by Royalty Bearing Product basis, the gross sales accrued in a particular period for financial reporting purposes of any and all Products and Royalty Bearing Product sold by a Selling Party or its Affiliates to a Third Party and included in reported net sales under GAAP after deducting for the following sales allowances and expenses directly related to gross sales of the applicable Product or Royalty Bearing Product, as determined by such Party under GAAP, if not previously deducted, from the gross sales amount invoiced:

(a)           trade, quantity and/or cash discounts, allowances or rebates, including promotional, service or similar discounts or rebates and discounts or rebates to governmental or managed care organizations, to the extent actually given or allowed;

(b)           credits or allowances with respect to Products or Royalty Bearing Products by reason of rejection, defects, recalls or returns, or chargebacks;

(c)           any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of any Product or Royalty Bearing Product;

(d)           a reasonable allowance for bad debt;

(e)           any charges for freight, postage, shipping or transportation, or for insurance (if and to the extent included in the amount invoiced to the Third Party); and

(f)            any administrative fees owed to group purchasing organizations or managed care entities for sale of such Products or Royalty Bearing Products.

The Selling Party shall make periodic adjustments of the amounts described in (a) through (f) to its initial accruals of such amounts applied in a prior calendar quarter to reflect amounts actually incurred or taken by such Party; provided, however, that it shall use the same accrual that it uses for its own financial accounting purposes, and that it shall account for reserves and allowances for such Products or Royalty Bearing Products in a manner consistent with its methods for establishing reserves and allowances for other similar products.

(A)          In the event a Product or Royalty Bearing Product is sold as part of a Combination Product and the Product or Royalty Bearing Product, as well as each of the other clinically active components included in the Combination Product (the “Other Products”), are sold separately in the relevant country, the Net Sales from such Combination Product, shall be the amount determined by multiplying the Net Sales of the Combination Product, during the applicable reporting period, by the fraction, A/A+B, where A is the average gross sales price of the Product or Royalty Bearing Product when sold separately in finished form and B is the average gross sales price of the Other Products when such Other Products are sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Product or Royalty Bearing Product, and the Other Products did not occur in such period, then in the most recent reporting period in which sales of both occurred.

(B)           In the event a Product or Royalty Bearing Product is sold as part of a Combination Product and average gross sales price cannot be determined for such Product or Royalty Bearing Product and all Other Product(s) included in the Combination Product, Net Sales, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/(C+D) where C is the standard Fully-Absorbed Cost of Goods of the Product or Royalty Bearing Product and D is the standard fully-absorbed cost of the Other Products, calculated in the same manner as Fully Absorbed Cost of Goods, in each case during the applicable reporting period.

1.50.        “Opt-Out-Date” has the meaning of Section 12.1.

1.51.        “Opt-Out-Party” has the meaning set forth in Section 12.1.

1.52.        “Non-Selling Party” means, on a Product-by-Product basis, on a country-by-country basis, any Party who is not a Selling Party, provided that such Party is not an Opt-Out Party with respect to the Project of which the Product is a member.

1.53.        “Patent Rights” means United States and foreign patents, patent applications, provisional patent applications, certificates of invention, applications for certificates of invention, divisions, continuations, continuations-in-part, non-provisional patent applications claiming priority benefit of a provisional application, continued prosecution applications, national and regional stage counterparts, together with any extensions, registrations, confirmations, reissues, re-examinations or renewals of the above as well as supplementary protection certificates therefore, and any other form of government-issued patent protection directed to the inventions claimed in the foregoing.

1.54.        “Party” means Infinity or MedImmune and collectively the “Parties”.

1.55.        “Phase I Clinical Trial” means, as to a Product, the first controlled and lawful study in humans of the safety of such Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase II Clinical Trial of such Product, as further exemplified in Federal Regulation 21 C.F.R. 312.21(a), or corresponding non-US applicable laws.

1.56.        “Phase II Clinical Trial” means, as to a Product, a controlled and lawful study in humans of the safety, dose ranging and efficacy of such Product, which is prospectively designed to generate sufficient data (if successful) to commence a Pivotal Trial of such Product, as further exemplified in Federal Regulation 21 C.F.R. 312.21(b), or corresponding non-US applicable laws.

1.57.        “Pivotal Trial” means, as to a Product, a controlled and lawful study in humans of the clinical benefit of such Product, which is prospectively designed to generate sufficient data (if successful) to support Regulatory Approval (including Subpart H) of such pharmaceutical product or label expansion of such pharmaceutical product, as further exemplified in Federal Regulation 21 C.F.R. 312.21(c).

1.58.        “Primary Contact Person” has the meaning set forth in Section 2.7 hereof.

1.59.        “Product” means an Hsp90 Product and/or Hedgehog Product.

1.60.        “Product Costs” means on a Product-by-Product basis the aggregate of all expenses of either Party (including accruals legitimately chargeable against profits) in connection with the commercialization, manufacture and distribution of Product, consisting of only the following:

[***].

1.60B      “Product Liability Claim” means (i) a Claim by a Third Party that a Product has resulted in personal injury or death or (ii) a medical monitoring Claim by a Third Party (e.g., a Claim in anticipation of or intended to prevent or forestall personal injury or death as the result of a Product).

1.61.        “Product Revenues” means on a Product-by-Product basis any and all revenue received by the Selling Party for Product (other than Net Sales) and/or rights to Product and/or under an agreement with respect to Product (other than Net Sales), including, but not limited to,

(a) monies received pursuant to a license(s) such as upfront fees, milestones, royalties, monies received for marketing rights and/or distribution rights and (b) and monies received as damages and/or in settlement of a legal action(s) with respect to Product.

1.62.        “Project” means Hedgehog Project and/or Hsp90 Project.

1.63.        “Promotional Materials” means advertising, promotional, educational and communication materials, in whatever form or medium, for marketing, advertising and promotion of a Product for distribution to a Third Party (including without limitation medical professionals) and to a Party’s sales force in accordance with the terms of the Marketing Plan.

1.64.        “Recall Expense” means the cost and expense calculated in accordance with GAAP for recall or market withdrawal of Product required or requested by a governmental authority having jurisdiction thereover or as a result of a decision of the Selling Party, including, but not limited to, expenses incurred for replacement of Product.

1.65.        “Regulatory Approval(s)” means any and all approvals from regulatory authorities in any country or region required lawfully to manufacture and market Product in any such country or region, including without limitation any Product pricing and reimbursement approvals where applicable.

1.66.        “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMEA) or other regulatory agency or governmental entity involved in the granting of Regulatory Approval for, or in the regulation of human clinical studies of, Product.

1.67.        “Research and Development Plan” means for each Project each research and development plan and amendments thereto that is approved by the JDT.

1.68.        “Revenue” means on a Product-by-Product basis the aggregate of Net Sales and Product Revenues.

1.69.        “Royalty Percentage” means on a Product-by-Product basis the following percentage depending on the stage of development of each Product in the Project as of the Opt-Out Date for the Project:

Opt-Out Date	Percentage
i. Up to dosing of a patient in a Phase I Clinical Trial	[***] Percent ([***]%)
ii. After dosing of a patient in a Phase I Clinical Trial and up to dosing of a patient in a Phase II Clinical Trial	[***] Percent ([***]%)
iii. After dosing of a patient in a Phase II Clinical Trial up to dosing of a patient in a Pivotal Trial	[***] Percent ([***]%)
iv. After dosing of a patient in a Pivotal Trial up to filing for Regulatory Approval in the United States.	[***] Percent ([***]%)
v. After filing for Regulatory Approval in the United States and thereafter.	[***] Percent ([***]%)

1.70.        “Royalty Bearing Product” means a Product of a Project as to which Project a Party has exercised Opt-Out rights under Article 12.

1.71.        “Selling Expenses” means with respect to a Product, on a Product-by-Product basis, the reasonable costs incurred or accrued by the Selling Party with respect to the selling of the Product in the Territory which costs are limited to: [***].  All cost determinations made hereunder shall be made in accordance with GAAP.  Selling Expenses incurred by a Selling Party with respect to a Product shall not materially exceed the aggregate expenses associated with the selling (defined in the same way as Selling Expenses) of similar products by Third Parties that are pharmaceutical or major biotechnology companies.

1.72.        “Selling Party” means, with respect to a given Product in a country, (i) MedImmune and its Affiliates unless MedImmune becomes an Opt-Out-Party, in which case, if Infinity at such time is a Non-Selling Party, Infinity may become the Selling Party or (ii) Infinity and its

Affiliates, if Infinity becomes the Selling Party for such Product in such country under Section 5.4.

1.73.        “Sublicensee” means any person or entity (other than a contract distributor having no right to promote, market or sell the Product) that receives from a Selling Party a permitted sublicense to promote, market, or sell the Product.

1.74.        “Term” has the meaning set forth in Section 14.1.

1.75.        “Territory” means the world.

1.76.        “Third Party” means any entity other than Infinity or MedImmune and their respective Affiliates.

1.77.        “Valid Claim” means an issued claim of an unexpired patent, included within Collaboration Patent Rights and/or Infinity Existing Patent Rights and/or patents licensed to a Selling Party under this Agreement which has not been abandoned with no rights remaining, disclaimed, held permanently revoked, or held invalid or unenforceable by a court of competent jurisdiction or administrative agency in an unappealed or unappealable decision, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.78.        “Worldwide Net Sales” means (i) aggregate Net Sales by the Selling Party and its Affiliates and (ii) aggregate net sales (calculated in the same manner as Net Sales) by Sublicensees of the Selling Party and its Affiliates and any further sublicensees.

ARTICLE 2

RESEARCH AND DEVELOPMENT COSTS

2.1           For each Project, MedImmune and Infinity, shall prepare a rolling research and development plan for the earlier of a three-year period or through projected Product approval which shall describe the research and development activities for the applicable Project, including without limitation research, pre-clinical studies, toxicology, formulation activities, manufacturing development, scale up of production process, and clinical trials as appropriate for the stage of research and development which shall be updated annually.  The research and development plan shall also include a summary of the estimated costs expected to be incurred under the research and development plan during the covered period and a description of, and budget for, all activities proposed for such period under the research and development plan.  In addition, the research and development plan shall specify the responsibilities and work to be performed by each Party, identify the number of personnel to be used by each Party in performing activities in connection with the research and development plan, as well as activities to be performed by Third Parties.

2.2           For each Project, MedImmune and Infinity each agree that it shall cause the JDT to approve a Research and Development Plan for each calendar year that includes a level of efforts, resources and monies sufficient to research, develop and manufacture Product and to seek Regulatory Approval of Product in at least the United States, Europe and Japan.  The initial rolling three-year Research and Development Plan for each Project shall be prepared and approved within thirty (30) days of the Effective Date and shall be consistent with the plan separately provided by Infinity to MedImmune on August 22, 2006.

2.3           (a)           The research and development plan prepared by the Parties (except for the initial Research and Development Plan), shall be submitted to the JDT for approval by no later than June 30 of the calendar year preceding the three (3) calendar years covered therein.  The research and development plan approved by the JDT in amended or unamended form for a Project shall be the Research and Development Plan for the Project.  The Research and Development Plan shall always be a rolling three year plan and the Research and Development

Plan shall be updated or amended at least annually by no later than August 1st of each year preceding the year for which the update is being made.

(b)           Notwithstanding Section 2.3(a), the Research and Development Plans approved by the JDT after the initial Research and Development Plan with respect to the periods covered by the initial Research and Development Plan shall be consistent with the initial Research and Development Plan unless a change is required thereto as a result of a clinical hold, unavailability of clinical supply of Product and/or material events affecting the initial Research and Development Plan, in which case the Research and Development Plan for such period and the corresponding expenditures by the Parties thereunder will be adjusted accordingly by agreement of the JDT.

2.4           In a calendar year, unless approved in writing by the Parties, neither Party shall incur or enter into contracts to incur Development Costs that exceed [***] percent ([***]%) of the amount of the budget allocated to such Party for such calendar year under a Research and Development Plan.

2.5           Each Party shall report to the other Party through the JDT, the Development Costs actually incurred by each Party in a calendar quarter within twenty (20) calendar days after the end of the applicable calendar quarter.  The JDT shall determine the aggregate Development Costs for the applicable calendar quarter and determine the amount of Development Costs that should have been allocated to MedImmune based on the Applicable Percentage, and the Development Costs that should have been allocated to Infinity based on the Applicable Percentage.  The JDT shall report such calculation to both Parties within ten (10) Business Days after receiving the reports thereby communicating its determination as to Development Costs owed.  To the extent that a Party has incurred Development Costs in excess of the Development

Costs that should have been incurred by such Party based on the Applicable Percentage, within (30) days, the other Party shall pay to such Party such excess so that each Party bears the Applicable Percentage of such aggregate Development Costs for such calendar quarter.

2.6           Each Party shall keep and shall cause each of its Affiliates and their contractors to keep full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Development Costs to be charged to the other Party pursuant to this Agreement.  Such books of account shall be kept by a Party at its places of business and, with all necessary supporting data shall, for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection by auditors, which may be the other Party’s internal audit team or an independent certified accounting firm selected by the other Party and reasonably acceptable to the Party whose books are being inspected upon reasonable notice during normal business hours at the other Party’s expense for the sole purpose of verifying Development Costs in compliance with this Agreement, but in no event more than once each calendar year.  All information and data offered shall be used only for the purpose of verifying Development Costs.  In the event that such inspection shall indicate that in any calendar year the charges for Development Costs were overstated by at least five percent (5%), then the Party whose books are being inspected shall pay the cost of the inspection.  All underpayments and overpayments revealed by such audit are immediately due and payable.  Upon the expiration of three (3) years after a calendar year, the Development Costs reported by a Party for such period shall be binding on both Parties, except to the extent that inspection during such period indicated an overpayment or underpayment.

2.7           MedImmune and Infinity shall each designate an initial primary contact person (“Primary Contact Person”) who shall be responsible for the interactions between the Parties related to this Agreement.  The Primary Contact Persons shall attempt to promptly resolve any disputes that arise under a Project and, if they are unable to do so, such dispute shall be referred to the JDT.  Each Party may change its Primary Contact Person upon written notice to the other Party.  Each Party’s Primary Contact Person may also serve as one of its representatives on the JDT.  The Primary Contact Person for each Party shall designate for each Project one or more employees of such Party as members of a project team(s), who shall meet as often as needed to coordinate the work of the Parties under the applicable Research and Development Plan.

2.8           Know-How Transfers.

(a)           Infinity shall transfer to MedImmune Infinity Existing Know-How, Collaboration Know-How and Infinity General Know-How, as applicable, as requested by MedImmune to the extent the same is necessary or useful to enable MedImmune to perform its obligations and exercise its rights under this Agreement.

(b)           MedImmune shall transfer to Infinity MedImmune General Know-How and Collaboration Know-How, as applicable, as requested by Infinity to the extent the same is necessary or useful to enable Infinity to perform its obligations and exercise its rights under this Agreement.

ARTICLE 3

JOINT DEVELOPMENT TEAM

3.1           (a)           Until the Opt-Out-Date for a Project, each Project shall be managed and directed by a committee initially composed of six (6) members (which may be adjusted by the JDT, as long as there is an even number of members), with MedImmune appointing one-half of the members and Infinity one-half of the members (the “JDT”).  MedImmune and Infinity may also appoint such non-voting ex-officio members of the JDT as each Party may deem appropriate, provided that any such ex-officio member that is not an employee signs an appropriate confidentiality agreement.

(b)           The JDT shall meet at least once each calendar quarter in person or by telephone or by video conference.  A quorum for the conduct of business at any meeting of the JDT shall consist of at least one representative of MedImmune and at least one Infinity representative.  Each of Infinity and MedImmune, shall have one vote, and subject to Section 3.1(d) all decisions shall be reached by a unanimous vote.  The Parties shall cause the JDT to review and vote on each submitted research and development plan.  The JDT has the authority to approve Research and Development Plans.

(c)           The JDT shall review each approved Research and Development Plan at least once each year or at the request of any member, and shall decide whether or not to amend the Research and Development Plan, as the case may be.

(d)           If there is a tie vote in the JDT, or if the JDT is unable to resolve a dispute referred to the JDT, Infinity and MedImmune agree to exert all reasonable efforts to arrive at a mutually acceptable resolution, including a meeting between their CEO’s or a person designated by a CEO.  In the event that there is a tie vote or dispute as to a Project that is not resolved by the respective CEOs or their designees within thirty (30) days after submission to the CEOs, then such shall be resolved by binding arbitration in accordance with Exhibit A.

(e)           The JDT shall be responsible for providing advice with respect to and generally supervising research and development pursuant to all Research and Development Plans and for deciding disputes between the Parties with respect to work to be performed under any Research and Development Plan.  It is specifically understood, however, that the day-to-day management of the activities allocated to either Party under any Research and Development Plan shall be managed by such Party rather than the JDT.

(f)            The JDT shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken.  The Parties shall alternate responsibility for the preparation of the draft minutes on an annual basis.  Draft minutes shall be sent to all members of the JDT within fifteen (15) days after each meeting and shall be approved, if appropriate, or amended and approved as amended within thirty (30) days by a quorum of the JDT.  All records of the JDT shall at all times be available to both Infinity and MedImmune.

(g)           With respect to a Project, the JDT shall cease to have voting authority as to all Products of a Project upon Regulatory Approval for the first Product of such Project.  Thereafter, the JDT shall continue to exist as a sub-committee of the JCT, reporting to and advising the JCT with respect to development matters.  If either Party becomes an Opt-Out Party with respect to a Project, the JDT with respect to such Project shall cease to exist.

(h)           The chairperson of the JDT shall have the following roles and responsibilities: (a) to call meetings of the JDT, send notice of each such meeting and designate the time, date and place of each such meeting; (b) to convene or poll the members of the JDT by other permitted means; (c) to establish the agenda for each meeting of the JDT, subject to the right of any member of the JDT to add additional agenda items at any meeting; (d) to prepare comments to the draft minutes prepared by the secretary of the JDT and communicate with the secretary to finalize the draft minutes prior to circulation to all members of the JDT; and (e) to execute, along with the secretary of the JDT, the final minutes of the meetings of the JDT.  The chairperson shall alternate each calendar year between a member appointed by Infinity and a member appointed by MedImmune, with a member appointed by Infinity being the first chairperson for each JDT, and serving until the end of calendar year 2007.

(i)            Each Party shall provide the JDT with quarterly written reports regarding the status of the activities for the Project.

(j)            Each Party shall be responsible for all travel and related costs and expenses for its members, designees and non-JDT invitees to attend meetings of, and otherwise participate in, the JDT.

(k)           If a JDT member cannot attend a particular JDT meeting, such member may send a designate authorized to make decisions.

ARTICLE 4

RESEARCH, DEVELOPMENT AND REGULATORY

4.1           With respect to a Project each Party that has not become an Opt-Out Party agrees to perform the work assigned to that Party under a Research and Development Plan for that Project.  All such work will be conducted, in a professional manner and at a level of quality appropriate to major biotechnology companies.

4.2           Each Party shall prepare a written report prior to a scheduled meeting of the JDT with respect to the work performed by such Party under a Research and Development Plan and deliver such report to the JDT prior to the scheduled meeting.

4.3           In preparing a research and development plan and subsequent approval thereof by the JDT or JCT pursuant to this Agreement, work thereunder shall be assigned to a Party based upon the respective Parties ability to perform such activity.  Subject to the preceding sentence, the Parties contemplate that Infinity will have primary responsibility for activities involving expertise in development of small molecules such as lead identification and optimization, medicinal chemistry, preclinical development, early translational clinical development through initial evidence of safety and efficacy in humans, process chemistry and development and manufacturing scale-up, and that MedImmune shall have primary responsibility for pivotal clinical trials, for obtaining worldwide Regulatory Approval and for commercialization.

4.4           (a)           Infinity will file, own and maintain the INDs with respect to a given Product until the earlier of the end of a Phase II Clinical Trial meeting with the FDA or immediately prior to the initiation of the first Pivotal Trial in any country with respect to such Product.  At the earlier of the end of a Phase II Clinical Trial meeting with the FDA or immediately prior to initiation of the first Pivotal Trial for a given Product in any country Infinity will transfer all INDs with respect to such Product to MedImmune in all countries in which MedImmune is the Selling Party and thereafter the Selling Party in a country will file, own and maintain all INDs and Regulatory Approvals for such Product in such country.  The owner of the IND in the United States shall be responsible for the global product safety database for tracking safety issues with respect to the Product.

(b)           The owner of the IND shall within the time permitted under applicable regulations, file or cause to be filed with the FDA and any other applicable Regulatory Authority, all notices, assignments, documents or other materials required by the laws of the Territory to be filed in connection with such Product.  The owner of the IND shall be responsible for developing Product labeling, package inserts, imprinting and packaging data as appropriate, for the Product.  The owner of the IND shall be responsible for all regulatory compliance activities with respect to such Product.  The other Party shall provide any information and assistance reasonably requested by the owner of the IND for any regulatory filing, Product labeling development, and all regulatory compliance activities with respect to such Product.  The other Party agrees that time is of the essence with regard to these matters and will take all steps necessary to respond to the owner of the IND in a timely manner.  The owner of the IND agrees that, to the extent reasonably possible given such time constraints, prior to the Opt-Out Date for a Project, the other Party shall have a reasonable opportunity to review and comment upon regulatory filings and all substantive correspondence to or from the FDA or comparable Regulatory Authorities with respect to such Products of such Project and that the owner of the IND shall consider such comments in determining its activities with respect to interactions with the FDA and comparable Regulatory Authorities.  The Selling Party and the Non-Selling Party with respect to a Product shall have the right to attend meetings with Regulatory Authorities with respect to such Product, however, the Party that is not the owner of the IND shall participate in such meetings only as an observer.

(c)           On a country-by-country basis, the Selling Party shall have responsibility (subject to any responsibility provided to Infinity in any co-promotion agreement entered into pursuant to Section 6.4), to respond to questions and inquiries relating to the Product raised by health care professionals and customers and shall, if so requested by the Non-Selling Party, provide the Non-Selling Party with details of such questions and inquiries received and responses given.  The Selling Party will establish and implement effective procedures and mechanisms for responding to such questions and inquiries.

(d)           On a country-by-country basis, the Selling Party shall assume all responsibility (subject to any responsibility provided to Infinity in any co-promotion agreement entered into pursuant to Section 6.4) for all correspondence and communication with physicians and other health care professionals relating to the Product.  The Selling Party shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements and shall, if so requested by the Non-Selling Party, make available to the Non-Selling Party such records and reports.  The Non-Selling Party shall refer all such questions regarding the Products to the Selling Party in a timely manner.

(e)           Each Party shall promptly upon the Effective Date of this Agreement and thereafter at all times during the Term promptly disclose to the other Party all significant information of which it becomes aware, which it can legally disclose and which it reasonably believes will have a material commercial impact on the detailing, promotion, marketing and sale of the Product in accordance with this Agreement.

(f)            The owner of the IND shall have full responsibility for completing and filing the annual report and all other required reports in the Territory for the Product.

(g)           Effective upon filing of an IND for a Product, the owner of the IND shall be responsible for reporting adverse experiences and reactions with respect to the Product in conformance with all applicable laws, rules and regulations.  Each of Infinity and MedImmune shall send to the other, throughout such period, copies of all such adverse experience or reaction reports, with all “Serious” and “Unexpected” adverse experiences (and relevant government reporting forms) sent to the other Party no later than five (5) calendar days of such Party’s receipt, and all adverse experiences or reactions other than “Serious” or “Unexpected” adverse experiences (and relevant government reporting forms) sent to the other party no later than 30 calendar days after such Party’s receipt.  MedImmune and Infinity will develop pharmacovigilance procedures to comply with applicable regulations and orders of Regulatory Authorities.

(h)           Notwithstanding anything else in this Section 4.4 to the contrary, during the period that the JDT has decision making authority for a Project, the actions of the owner of the IND pursuant to this Section 4.4 shall be consistent with the decisions of the JDT and the Research and Development Plan.

4.5           The Selling Party of a Product in the United States will be responsible for manufacturing or having manufactured such Product for worldwide use.  In the event that both Parties and/or their Affiliates are Selling Parties of a given Product in the Territory, the Parties shall establish a supply and quality agreement for such Product which shall provide for the equitable allocation of Product among countries in the Territory and other commercially reasonable terms.  If the Selling Party of a Product in the United States fails to meet its supply responsibilities, the Selling Party for such Product in any other country shall have the right to manufacture and have manufactured such Product for use and sale in such other country.

ARTICLE 5

LICENSES AND NON-COMPETE

5.1           (a)           For each Project, Infinity hereby grants to MedImmune, a worldwide and, subject to Section 5.4, sublicensable right and license that is co-exclusive with Infinity under the Infinity General Rights, Infinity Existing Rights and Collaboration Rights to make, have made, use, sell, offer to sell and import Product in the Field in accordance with the terms and conditions of this Agreement, and such license shall automatically terminate (i) for all Products of a Project as to which MedImmune becomes an Opt-Out Party effective as of the Opt-Out Date and (ii) in each country for each Product as to which MedImmune becomes the Non-Selling Party except for a non-exclusive license to make and have made Products in any country of the world for sale in a country where MedImmune is the Selling Party.  On a Project-by-Project basis, if MedImmune has not become an Opt-Out Party, Infinity agrees not to exercise any or grant any rights or licenses under any of the rights and licenses retained by Infinity under this Section 5.1(a) with respect to Product in any country of the Territory, except to the extent useful or necessary to perform its obligations or exercise its rights under this Agreement (including under any co-promotion agreement entered into pursuant to Section 6.4.) or to make and have made such Product in any country of the world for sale in a country where Infinity is the Selling Party.

(b)           For each Product in each country as to which Infinity is the Selling Party, MedImmune agrees to grant and hereby grants to Infinity a sublicensable right and license under Collaboration Rights and MedImmune General Rights that is co-exclusive with MedImmune to (i) make and have made such Product in any country of the world for sale in such countries, and (ii) use, sell, offer to sell and import such Products in such countries in the Field, in accordance with the terms and conditions of this Agreement, and such license shall automatically terminate for a Project (and for each Product in the Project) as to which Infinity becomes an Opt-Out Party effective as of the Opt-Out Date.  On a Project-by-Project basis, if Infinity has not become an Opt-Out Party, MedImmune agrees not to exercise any or grant any rights or licenses under any of the rights and licenses retained by MedImmune under this Section 5.1(b) with respect to a Product in any country of the Territory, as to which Infinity is the Selling Party, except to the extent useful or necessary to perform its obligations or exercise its rights under this Agreement including the rights and licenses granted to MedImmune under Section 5.1.

(c)           Any license granted under this Section 5.1 that is a sublicense shall be in accordance with the terms of the license agreement under which the sublicense is granted.

5.2           (a)           For each Project, MedImmune hereby grants to Infinity a co-exclusive worldwide right and license under the MedImmune General Rights and Collaboration Rights to make, have made, use and import Product of said Project in the Field, but only to the extent useful or necessary to perform Infinity’s obligations or exercise its rights under a Research and Development Plan, which license shall automatically terminate for a Project (and for each Product in the Project) as to which Infinity becomes an Opt-Out Party effective as of the Opt-Out Date.  On a Project-by-Project basis, if Infinity has not become an Opt-Out Party, MedImmune agrees not to exercise any or grant any rights or licenses under any of the rights and licenses retained by MedImmune under this Section 5.2(a) to develop, market or sell a Product in any country of the Territory, except to the extent useful or necessary to perform its obligations or exercise its rights under this Agreement including the rights and licenses granted to MedImmune under Section 5.1.

(b)           Any license granted under this Section 5.2 that is a sublicense shall be in accordance with the terms of the license agreement under which the sublicense is granted.

5.3           [Purposely Omitted]

5.4           (a)           Either Party is free to grant sublicenses to its Affiliates with respect to the licenses granted to it by the other Party hereunder; provided, however, that such Party shall remain liable for all of its obligations hereunder and shall ensure that its Affiliates comply with all obligations of such Party hereunder.

(b)           In the event that MedImmune decides to grant a (sub)license to any Third Party with respect to sales of a Product in the United States or in one or more countries outside of the United States and at such time Infinity is a Non-Selling Party with respect to such Product in the United States or such other countries, as the case may be, MedImmune shall provide written notice to Infinity of such decision.  In the event that Infinity desires to become a Selling Party for such Products in the United States or in such other countries, Infinity shall provide written notice thereof to MedImmune within thirty (30) days after receipt of such notice.  The Parties thereafter shall discuss in good faith the ability of Infinity at such time to market and sell such Product in the United States or such one or more countries, as the case may be, in a manner that protects the profit interests of both Parties.  If the Parties do not reach agreement as to such issue, then Infinity shall have the right to submit such issue to arbitration pursuant to Exhibit A.

(c)           If Infinity does not provide MedImmune the notice of Section 5.4(b) or if Infinity does not submit the issue to arbitration within ten (10) days after notice that MedImmune does not agree with Infinity becoming the Selling Party or if in the arbitration it is determined that Infinity does not have such capabilities of Section 5.4(b), then MedImmune shall have the right to (sub)license such Products in such countries to a Third Party, subject to Infinity’s consent as to the entity who will be the Sublicensee which consent shall not be unreasonably withheld or delayed.

(d)           If MedImmune agrees that Infinity should be the Selling Party for such Products in the United States or such other countries or if it is determined in an arbitration that Infinity has the qualifications of Section 5.4(b) for becoming the Selling Party for such Products in the United States or such other countries, as the case may be, then with respect thereto, Infinity shall become the Selling Party (with the right to sublicense commercialization rights with the consent of MedImmune, such consent not to be unreasonably withheld) and MedImmune the Non-Selling Party.

(e)           For Europe, if MedImmune proposes to grant a (sub)license for a plurality of countries in Europe, then Infinity’s rights under this Section 5.4 (except Section 5.4(a)) shall require that Infinity meets the qualifications to become a Selling Party for all of such countries.

(f)            If Infinity becomes the Selling Party in any country, MedImmune will, transfer all Promotional Materials, customer lists and other information in its possession related to the promotion of the applicable Product in such country to Infinity and perform such services as Infinity may reasonably request with the goal of effecting a smooth transition of the promotion duties previously performed by MedImmune.  The Parties shall equally share the expense thereof.

(g)           If Infinity becomes the Selling Party in a country for a Product, to the extent legally permitted, MedImmune shall, with respect to the applicable Product in such country, transfer to Infinity any and all INDs, Regulatory Approvals, regulatory filings and price approvals.

(h)           If Infinity becomes the Selling Party in the United States for all Products of a Project, Infinity shall assume MedImmune’s right to cast the deciding vote and appoint the Chairman of the Joint Commercialization Team for such Project pursuant to Section 6.2.

5.5           (a)           Neither Party shall, and each Party shall ensure that its Affiliates shall not, develop, market or sell a Product except in accordance with the terms and conditions of this Agreement.

(b)           If a Party becomes an Opt-Out Party with respect to a Project, then the obligations of Section 5.5(a) with respect to Products of such Project shall terminate two (2) years after the Opt-Out Date for such Project other than those that (i) embody or use Collaboration Rights or Infinity Existing Rights or (ii) contain an Active Pharmaceutical

Ingredient for a Product that was researched and/or developed prior to the applicable Opt-Out Date.

(c)           If either Party or any of its Affiliates signs a definitive agreement with respect to a merger or acquisition by operation of which such Party or its Affiliate would (i) acquire a Product or (ii) be acquired by or merge with a Third Party who has a Product (a Product described in clause (i) or (ii), an “Acquired Product”), then such Party or its Affiliate (or the relevant entity with the Acquired Product) shall have six (6) months from the signing date of such definitive agreement to either receive the consent of the other Party to develop and commercialize the Acquired Product or divest itself of such Acquired Product and, during such six (6) month period, the development, marketing, and/or sale of such Acquired Product shall not be in violation of this Section 5.5.  Such divestiture may occur by either (1) an outright sale or assignment of all rights in the Acquired Product to a Third Party or (2) an exclusive outlicense of all rights with respect to the Acquired Product with no further role or influence of the applicable Party or its Affiliates with respect to the Acquired Product.

5.6           With respect to the Products and countries as to which the Selling Party is permitted to grant a (sub)license under Section 5.4, the Selling Party may grant exclusive or non-exclusive (sub)licenses (including the right to grant further sublicenses) under some or all of the rights and licenses granted to the Selling Party under this Agreement.  If a permitted (sub)license is granted (i) the Selling Party shall not license or sublicense rights relating to Products for consideration other than monetary consideration, and (ii) there shall be a separate JDT and JCT for such Product(s) and the permitted Sublicensee at the request of the licensing Party shall become a member thereof in lieu of the licensing Party; provided, however, that the licensing

Party shall remain liable for all of its obligations hereunder and shall ensure that the permitted Sublicensee complies with all obligations of the licensing Party hereunder.

5.7.          (a)           During the Term, if a Party (the “Licensee Party”) proposes or desires to enter into an agreement with a Third Party to obtain a license to any Patent Rights, Invention or Know-How and such license includes a license with respect to Product, the Licensee Party must first obtain the consent of the other Party (the “Sublicensee Party”), which consent may be contingent upon the right to grant a sublicense, as provided below.  In the event consent is given, the Licensee Party shall use reasonable efforts to obtain the right, in such license agreement, to grant the Sublicensee Party a sublicense under such license for the sole purpose of performing under this Agreement and will not be authorized to take the license if conditions of the Sublicensee Party’s consent have not been met.  After entering into any such agreement, the Licensee Party shall provide the Sublicensee Party with a written description of the technology licensed thereunder, including a list of any Patent Rights to be licensed thereunder, and a copy of such agreement.  If the Licensee Party has the right to grant the sublicense, the Sublicensee Party shall notify the Licensee Party, in writing, within thirty (30) days if it desires to be sublicensed under such agreement.  Upon such written notice, the Sublicensee Party shall be sublicensed thereunder for the sole purpose of performing under this Agreement.  The Sublicensee Party’s delivery of the foregoing notice shall be deemed to indicate its agreement to all obligations required of a sublicensee under such agreement; provided, that to the extent the license agreement contains additional requirements to grant a sublicense, the Sublicensee Party shall comply with those.

(b)           Notwithstanding 5.7(a), in the event that a license under any Patent Rights is necessary in order for the Selling Party in a given country to sell, offer to sell, or import an existing Product (i.e., one that has already been developed under this Agreement) in such country without infringing a claim of such Patent Right, the Selling Party may obtain such a license in such country with the consent of the Non-Selling Party, such consent not to be unreasonably withheld.

(c)           For the avoidance of doubt, with the exception of payments described in Section 6.10(c), the royalties and other fees paid by either Party pursuant to any license agreement entered into pursuant to this Section 5.7 with respect to Product shall be Product Costs or Development Costs, as applicable.

5.8           All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  Each Party agrees that the other Party, to the extent that it is a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against one Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided that such other Party continues to fulfill its obligations as specified herein in full.  Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the other Party, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding, upon written request therefor by the other Party.  The foregoing is without prejudice to any rights that either Party may have arising under the U.S. Bankruptcy Code or other applicable law.

5.9           In the event the making, having made, use, offer for sale, sale or import of any Product by either Party consistent with the provisions of this Agreement would infringe during the Term a claim of Patent Rights that is owned by or licensed to the other Party and which Patent Rights are not covered by the grant in this Article 5, the other Party hereby covenants not to sue the first Party and/or its Affiliates and/or its Sublicensees under such Patent Rights, so long as, in the case of a license to such Patent Rights, this covenant not to sue is consistent with the terms of such license, solely for the first Party and/or its Affiliates and Sublicensees to develop, commercialize, make, have made, use, sell, offer for sale or import such Product(s) in the Territory pursuant to this Agreement, provided that the first Party is not then in breach of any material obligation under this Agreement.

ARTICLE 6

MARKETING AND SALES OF PRODUCT

6.1           The Selling Party for a Product shall use Diligent Effort to make, have made, use, offer for sale, sell, import and otherwise commercialize Products for which Regulatory Approvals are obtained, consistent with any co-promotion activities performed by Infinity.  The Selling Party shall not sell or distribute Products at a discount or without consideration in return for concessions or considerations received in transactions involving products or services other than Products.

6.2           Joint Commercialization Team.

(a)           For each Project, prior to the Opt-Out-Date, the marketing and selling of Product in the Territory shall be overseen by a committee initially composed of four members (which may be adjusted by the JCT from time-to-time as long as there remains an even number of members), with MedImmune appointing one-half of the members and Infinity one-half of the members (the “JCT”), with a member appointed by MedImmune being Chairman of the JCT. MedImmune and Infinity may also appoint such non-voting ex-officio members of the JCT as each Party may deem appropriate provided that any such ex-officio member that is not an employee signs an appropriate confidentiality agreement.

(b)           The JCT shall meet at the call of the Chairman, but not less than once each calendar quarter of each year, at the offices of the Chairman or such other place designated by the Chairman.  A quorum for the conduct of business at any meeting of the JCT shall consist of at least one representative of MedImmune and at least one Infinity representative.  Infinity and MedImmune shall each have one vote and all decisions shall be by unanimous vote subject to Section 6.2(h).

(c)           By no later than June 30 of each year, commencing with the year in which an application for Regulatory Approval for Product is submitted, the Selling Party shall submit to the JCT a proposed Marketing Plan for sales and marketing of Product which is to be sold by the Selling Party in the Territory.  The Parties will agree to a reasonable timetable for the submission of the Marketing Plan for the year in which an initial application for Regulatory Approval is anticipated.  Each Marketing Plan shall include the following:  (i) a budget, including an estimate of Selling Expenses, Marketing Expenses and other expenses for the Product; (ii) a price range for sales of Product; (iii) an outline of marketing and detail strategies and tactics; (iv) Phase IV studies, if any, for Product; and (v) any other information reasonably requested by a member of the JCT that is within the possession of the Selling Party.  To the extent that costs associated with items of Product Costs (including each element of Marketing Expenses and Selling Expenses) are attributable to both Products and products of the Parties (and their Affiliates) which are not Products, the costs shall be allocated equitably.

(d)           The JCT shall discuss such Marketing Plan, including any proposed amendments and/or additions thereto, and shall decide upon a final Marketing Plan by the end of the calendar quarter following the quarter in which the plan is submitted.  The final Marketing Plan for Product approved by the JCT is the Marketing Plan for the following year.  Once approved, a Marketing Plan for a year can only be amended by a decision of the JCT.

(e)           In addition to approval of the Marketing Plan, the JCT shall direct, discuss, review and monitor marketing of Product in accordance with the Marketing Plan, discuss future planning for the marketing of Product and coordinate and implement any required recall of Product.  It is specifically understood, however, that the day-to-day management of marketing and sales activities and the implementation of the Marketing Plan shall be managed by the Selling Party rather than the JCT.

(f)            The JCT for a Project shall come into existence no later than the dosing of a patient in the first Pivotal Trial for the first Product of the Project.  Upon Regulatory Approval of the first Product of a Project, the JCT shall also take over the oversight function of the JDT with respect to the applicable Project.

(g)           In a calendar year, unless approved by the JCT, neither Party shall incur or enter into contracts to incur Marketing Expenses and Selling Expenses that exceed [***] percent ([***]%) of the amount of the budget allocated to such Party for such calendar year under a Marketing Plan.

(h)           If the JCT fails to reach agreement as to any matter, the Parties agree to exert all reasonable efforts to arrive at a mutually acceptable resolution, including a meeting between the CEO of MedImmune and the CEO of Infinity or their designees.  In the event that there is a vote or dispute that is within the authority of the JCT is not resolved by the respective CEOs or their designees within thirty (30) days after submission to the CEOs, then the Selling Party shall have the right to cast the deciding vote with respect thereto.

6.3           (a)           During the Term, the Selling Party shall manage and implement the marketing effort for Product pursuant to the Marketing Plan.  The Selling Party shall keep the Non-Selling Party advised of general market, economic and regulatory developments that may affect the sale of Product in the Territory.

(b)           Product shall be sold under one or more trademarks selected by the JCT.  The Selling Party for a given Product in a given country shall be the owner of the trademark for such Product in such country and shall be responsible for the filing, prosecution and maintenance of such trademark(s) in such country and shall use such trademark(s) in a manner consistent with the Marketing Plan.  As permitted by applicable law, all labeling, packaging and written and electronic materials (including all advertising and Promotional Materials) associated with the Product shall indicate that the Product was jointly developed by Infinity and MedImmune and the Parties will grant each other any licenses to their respective trademarks necessary to comply with the foregoing requirement.  To the extent permitted by applicable law, such labeling, packaging and written and electronic materials shall give equal prominence to the logos of the Parties.

6.4           If Infinity is not an Opt-Out Party with respect to a Product, Infinity has the right to participate with MedImmune in up to 35% of the promotional efforts of such Product in the United States; provided, however, that Infinity shall provide written notice to MedImmune of its intention to co-promote under this Section 6.4 no later than six (6) months before the projected filing date of the first NDA for such Product.  In the event that Infinity exercises its co-promotion right, the Parties shall execute a co-promotion agreement within three (3) months thereafter, which (a) allocates detailing, MSL, training, access to promotional materials and other co-promotion responsibilities between the Parties in accordance with the above co-promotion percentage, based on qualitative criteria such as geography, physician type, prescribing volume and institution type, provides commercially reasonable performance standards for the conduct of the details, and (b) grants Infinity any necessary licenses under Collaboration Rights and MedImmune General Rights.  In the event the Parties fail to agree on the terms and conditions of the co-promotion agreement within such timeframe, then either Party may submit such issue to arbitration under Exhibit A.

6.5           (a)           Within sixty (60) days after the end of each calendar quarter of each year, the Selling Party shall provide the Non-Selling Party with a separate report of the Earnings for Product (either positive or negative) for the calendar quarter.  Within sixty (60) days after the end of each year, the Selling Party shall provide the Non-Selling Party with a separate report of Earnings for Product (either positive or negative) in the Territory for the calendar year.  Each calendar quarter and year report shall contain the following information, itemized by Product and by country for items (i) through (v) below:

(i)            Quantity of Product sold by the Selling Party;

(ii)           Total amount invoiced for Product;

(iii)          Calculation of Net Sales;

(iv)          Calculation of Revenues:

(v)           A separate calculation for each of items (i) to (xi) of Section 1.60 (Product Costs) to be deducted from Earnings;

(vi)          Calculation of amount due to or to be paid by the Non-Selling Party under Sections 6.6 or 6.7, as the case may be.

(b)           The Selling Party shall provide the Non-Selling Party with a preliminary report within ten (10) days after the end of each calendar quarter as to actual positive or negative Earnings for the first two months of the applicable calendar quarter and estimated positive or negative Earnings for the last month of the applicable calendar quarter.

6.6           (a)           For each calendar quarter in which the Earnings for Product are positive, the Selling Party shall pay to the Non-Selling Party the Applicable Percentage of such positive Earnings within thirty (30) days after the end of the applicable calendar quarter.

(b)           For each calendar quarter in which the Earnings for a Product are negative, the Non-Selling Party shall pay to the Selling Party the Applicable Percentage of such negative Earnings within thirty (30) days after the Non-Selling Party receives the report under Section 6.5 that includes such negative Earnings.

6.7           Within thirty (30) days of the end of each calendar year, the Selling Party shall separately determine Earnings for each Product for the calendar year and the Non-Selling Party shall receive or pay the Applicable Percentage of the Earnings therefore for the applicable year, adjusted for the aggregate of the amounts received and/or paid by the Non-Selling Party under

Section 6.6 for the calendar quarters of the appropriate year.  Any payment due from the Selling Party shall be made within thirty (30) days of the end of the applicable calendar year.  Any payment due to the Selling Party shall be made within thirty (30) days after the Non-Selling Party receives the yearly report under Section 6.5.

6.8           The Selling Party shall keep, and shall cause each of its Affiliates and Sublicensees to keep accurate books of account containing all particulars that may be necessary for the purpose of calculating Earnings and all payments payable to or by the Non-Selling Party in the Territory for Product in the Territory.  Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection by an independent certified accounting firm selected by the Non-Selling Party and reasonably acceptable to the Selling Party upon reasonable notice during normal business hours at the Non-Selling Party’s expense for the sole purpose of verifying payments under Article 6 of this Agreement, but in no event more than once in each year.  All information and data offered shall be used only for the purpose of verifying payments.  In the event that such inspection shall indicate that in any year the payments which should have been paid by the Selling Party are at least five percent (5%) greater than those which were actually paid by the Selling Party, or that, in the case of negative Earnings, the amounts that were paid by the Non-Selling Party to the Selling Party are at least five percent (5%)  more than those that should have been paid by the Non-Selling Party, then the Selling Party shall pay the cost of such inspection.  All underpayments and overpayments are immediately due and payable.  Upon the expiration of three (3) years after a calendar year, the calculation of payments under this Article 6, shall be binding on both Parties except to the extent that inspection during such period indicated an overpayment or underpayment.

6.9           For any given calendar quarter, if any portion of Net Sales, Revenues or Product Costs would be otherwise determined in currency other than U.S. dollars then, for the purposes of calculating payments due under this Article 6, or under Article 13 that portion of Net Sales, Revenues or Product Costs attributable to each type of such currency will be converted to U.S. dollars in the following manner:

(a)           Net Sales, Revenues or Product Costs will be determined in its original currency for each of the three (3) months during the calendar quarter; then

(b)           the Net Sales, Revenues or Product Costs values for each month as calculated under Section 6.9(a) will be separately converted into U.S. dollars based on the average rate of exchange for that month (based on daily noon buying rates for cable transfers in New York City certified for customs purposes by the Federal Reserve Bank of New York, available on the website for the Board of Governors of the Federal Reserve System (or any successor entity)); and then

(c)           the portion of Net Sales, Revenues or Product Costs attributable to that currency for that calendar quarter will be the sum of the three (3) monthly values calculated under Section 6.9(b).

6.10         (a)           The Selling Party shall pay the cost and expense of insurance premiums for the Non-Selling Party with respect to Product in the applicable countries of the Territory,  which payments shall be included as Product Costs.

(b)           Except as provided in Section 6.10(c), the Selling Party shall be responsible for paying all royalties owed to a Third Party for Product either for its own account or for the Non-Selling Party’s account, as applicable (provided that the Non-Selling Party has notified the Selling Party in writing of the payments due to any such Third Party), which payments shall be included as Product Costs.

(c)           In the event that [***], Infinity [***] under the terms and conditions of this Agreement.  If [***], Medimmune [***].  In either event [***].

6.11         (a)           If any governmental authority having jurisdiction requires or reasonably requests recall of Product due to a defect in the manufacture, processing, packaging or labeling of Product or for any other reason whatsoever, the Selling Party shall immediately notify the Non-Selling Party and the JCT.

(b)           Prior to commencing any recall, the Selling Party shall review with the JCT the proposed manner in which the recall is to be carried out.

(c)           The Selling Party shall carry out the recall in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of the Product and to preserve the goodwill and reputation attached to the Product and to the names of the Selling Party and the Non-Selling Party.

(d)           The Selling Party agrees that appropriate records and procedures will be maintained to permit a recall of Product.

(e)           The Parties shall equally share any and all Recall Expense of Product incurred pursuant to this Section 6.11 or that is incurred for recall of Product authorized by the JCT, in each case with respect to Product sold prior to the Opt-Out Date for a Project of such Product, and thereafter such Recall Expense shall be at the cost and expense of the Selling Party.

6.12         In the event that a Party does not make payments to the other Party that are due under this Agreement, such other Party shall have the right to set-off and deduct such unpaid amounts from amounts payable to the owing Party.

ARTICLE 7

PAYMENTS BY MEDIMMUNE

7.1         MedImmune shall pay Infinity seventy million dollars ($70,000,000).  Such payment shall be made in two tranches of thirty-five million dollars each, with the first tranche to be paid within thirty (30) days after the Effective Date and the second tranche to be paid by wire transfer on (and not before) January 5, 2007.

7.2         Subject to the last sentence of this Section 7.2, MedImmune shall pay the following amounts within thirty (30) days of each achievement of the following events in connection with one or more Hedgehog Therapeutics as to which MedImmune is not an Opt-Out Party and which has been developed pursuant to an approved Research and Development Plan:

(a)(i) [***] dollars ($[***]);

(a)(ii) [***] dollars ($[***]);

(a)(iii) [***] dollars ($[***]); and,

(a) (iv) [***] dollars ($[***])

(b)(i)       [***] dollars ($[***]);

(b)(ii) [***] dollars ($[***]);

(b)(iii) [***] dollars ($[***]); and,

(b)(iv) [***] dollars ($[***])

Each of the payments of Section 7.2(a) and (b) is due thirty (30) days after achieving the milestone and is due once for each of the milestones.

In no event shall the aggregate of payments under this Section 7.2 exceed [***] dollars ($[***]).

7.3           Subject to the last sentence of this Section 7.3, MedImmune shall pay the following amounts within thirty (30) days of each achievement of the following events in connection with one or more Hsp90 Therapeutics as to which MedImmune is not an Opt-Out Party and which has been developed pursuant to an approved Research and Development Plan.

(a)(i) [***] dollars ($[***]);

(a)(ii) [***] dollars ($[***]);

(a)(iii) [***] dollars ($[***]); and,

(a) (iv) [***] dollars ($[***])

(b)(i)       [***] dollars ($[***]);

(b)(ii) [***] dollars ($[***]) ;

(b)(iii) [***] dollars ($[***]); and,

(b)(iv) [***] dollars ($[***])

Each of the payments of Section 7.3(a) and (b) is due thirty (30) days after achieving the milestone and is due once for each of the milestones.

In no event shall the aggregate of payments under this Section 7.3 exceed [***] dollars ($[***]).

7.4           Subject to the last sentence of this Section 7.4.  MedImmune shall pay Infinity the following amounts:

(a)           [***] dollars [***] dollars ($[***]).

(b)           [***] dollars [***] dollars ($[***]).

Worldwide Net Sales of Hsp 90 Products with different APIs and Worldwide Net Sales of distinct Hsp 90 Products shall not be aggregated for the purpose of this Section 7.4.

Each of the payments under each of Sections 7.4(a) and (b) is a one-time payment and shall be paid within thirty (30) days after the end of the applicable calendar year.  The aggregate of payments under this Section 7.4 shall not exceed $[***].

7.5           Subject to the last sentence of this Section 7.5.  MedImmune shall pay Infinity the following amounts:

(a)           [***] dollars [***] dollars ($[***]).

(b)           [***] dollars [***] dollars ($[***]).

Worldwide Net Sales of Hedgehog Products with different APIs and Worldwide Net Sales of distinct Hedgehog Products shall not be aggregated for the purposes of this Section 7.5.

Each of the payments under each of Sections 7.5(a) and (b) is a one-time payment and shall be paid within thirty (30) days after the end of the applicable calendar year.  The aggregate of payments under this Section 7.5 shall not exceed $[***].

7.6           For the purposes of this Article 7, a Product that contains the same API as another Product only in a different formulation shall not be considered a “distinct” Product unless the difference in formulations results in two Products with commercially material different product profiles such as two formulations that provide for different routes of administration, and such two formulations if used for the same Indication, significantly expands the patient population for such Indication as compared to a single formulation.

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS

8.1           (a)           All right, title and interest in all Infinity General Rights and all Infinity Existing Rights shall be owned by Infinity and shall be subject to the licenses granted to MedImmune under Article 5 hereof.  Infinity shall promptly disclose, if requested and reasonably useful, to MedImmune any Infinity General Patent Rights licensed to MedImmune promptly after filing thereof.

(b)           All right, title and interest in all MedImmune General Rights shall be owned by MedImmune and shall be subject to the license granted to Infinity under Article 5 hereof.  MedImmune shall promptly disclose, if requested and reasonably useful,  to Infinity any MedImmune General Patent Rights licensed to Infinity promptly after filing thereof.

(c)           Infinity and MedImmune shall each own an undivided one-half interest in Collaboration Rights.  The Parties shall sign and execute all papers and take any actions reasonably required to perfect the one-half ownership interest of each Party in and to Collaboration Rights.  Each Party shall promptly disclose to the other Party any Collaboration Invention promptly after it is conceived, reduced to practice or developed.

(d)           Neither Party shall (i) use, exploit, license or grant rights to Collaboration Rights except in connection with development and commercialization of the Products in the Field pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement, including Sections 5.4 and 5.6 or (ii) except to the extent permitted by this Agreement enforce Collaboration Rights without the express written permission of the other Party and only pursuant to an agreement that defines the rights and obligations of the Parties.

8.2           (a)           Infinity will be responsible for filing, prosecuting and maintaining patent protection for the Infinity Existing Patent Rights; provided that Infinity agrees to consult with MedImmune regarding the patent filing, prosecution and maintenance decisions with respect to Infinity Existing Patent Rights, to furnish to MedImmune copies of all material documents relevant to the filing, prosecution and maintenance in sufficient time to allow for review by MedImmune, and to consider in good faith any and all comments by MedImmune prior to taking any action to implement such decisions; and provided further that, if Infinity intends not to file or to abandon any such Infinity Existing Patent Right, then Infinity will provide written notice of such intention to MedImmune within sufficient time for MedImmune to undertake such filing or maintenance and MedImmune will thereafter have the right, but not the obligation, at its sole expense, to pursue such Infinity Existing Patent Right in Infinity’s name.  MedImmune shall pay one-half of the cost and expense incurred after the Effective Date for filing, prosecuting and maintaining such patent protection (but not including those costs paid entirely by Infinity as provided in Section 8.5); provided, however, if MedImmune becomes an Opt-Out Party for a Project as of the applicable Opt-Out Date, MedImmune shall not be responsible for such cost and expenses of Infinity Existing Patent Rights with respect to such Project.

(b)           Each Party shall have the exclusive right to file, prosecute and maintain, in its sole discretion and at its sole expense, any and all of its General Patent Rights.

(c)           MedImmune shall have primary responsibility for the filing, prosecution and maintenance of any Collaboration Patent Right.  MedImmune shall not abandon or not prosecute or not maintain any such Collaboration Patent Right in any country without the consent of Infinity.  MedImmune and Infinity shall reach joint agreement as to the strategy for filing, prosecuting and maintaining such Collaboration Patent Rights.  Each of MedImmune and Infinity shall pay one-half of the cost and expense thereof.

8.3           Infinity and MedImmune shall each promptly notify the other in writing of any alleged or threatened infringement with respect to a Product of the Patent Rights owned by or licensed to the Selling Party of such Product, of which they become aware.  To the extent that neither Party is an Opt-Out Party with respect to such Product, the Parties shall mutually agree whether to take any action to obtain a discontinuance of such infringement or to bring suit against the Third Party infringer and if one of the Parties is an Opt-Out Party with respect to such Product, such decision shall be made by the Selling Party.  If the Parties do not reach such mutual agreement, then either Party may submit such issue to arbitration under Exhibit A.  If a suit is brought, the Selling Party shall bring such suit (the “Enforcing Party”).  To the extent requested by the Enforcing Party, the other Party shall join such suit as a party thereto but in such case shall not be permitted to engage its own counsel unless it does so at its own expense.  In no event shall the Enforcing Party enter into any settlement which admits or concedes that any Patent Rights owned by the other Party or Collaboration Patent Rights is invalid or unenforceable without the prior written consent of the other Party.  The Parties will reasonably cooperate with each other in any such suit or action.  The Parties shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.  The Enforcing Party shall collect any damages obtained in such suit or pursuant to a settlement thereof and such amount shall be included in Product Revenues.  With respect to any such suit that is brought prior to a Party becoming an Opt-Out Party with respect to the Product of such suit, each Party shall bear one-half of the cost and expense thereof incurred in accordance with this Section 8.3, with each Party paying the other Party its share thereof within thirty (30) days of invoice therefor.

8.4           In the event of the institution of any suit by a Third Party for patent infringement involving the use, sale, distribution or marketing of any Product in the Territory the cost, expense, liability and defense of such suit shall be in accordance with the indemnification provisions of Article 11.

8.5           In the event of [***], Infinity shall have primary responsibility for managing such proceedings, at its sole expense.  Infinity will consult with MedImmune regarding all material decisions during such proceedings and will consider in good faith any and all comments by MedImmune prior to taking any action to implement such decisions.

8.6           Notwithstanding Section 8.4, in the event of any suit by a Third Party for patent infringement involving the use, sale, distribution, or marketing of any Product in the Territory asserting infringement of any of the patents (or any patents issuing from the applications) listed in the Disclosure Schedule, Infinity shall defend such action at its sole expense in accordance with Article 11.   In accordance with Article 11, Infinity shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into with the Third Party and, for the avoidance of doubt, such payment shall not be included in Product Costs.  Infinity shall not enter into any settlement of any such suit that is adverse to the interests of MedImmune in such Product.

ARTICLE 9

CONFIDENTIALITY

9.1           Confidential Information.

(a)           In connection with the performance of their respective obligations under this Agreement, each Party (the “Disclosing Party”) shall disclose certain confidential information to the other Party (the “Recipient”), (the “Confidential Information”).  With respect to Collaboration Rights that are Confidential Information each Party is both a Disclosing Party and a Recipient.  Confidential Information disclosed in writing shall be marked “confidential” or with a similar legend indicating its proprietary nature.  During the Term and for a period of five (5) years thereafter, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its directors, officers, employees, consultants and advisors who are obligated to maintain the confidential nature of such Confidential Information.  In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party solely in exercising its rights and licenses granted hereunder or to fulfill its obligations and/or duties hereunder provided that such disclosure is made to a person or entity who is obligated to confidentiality and non-use obligations similar to those of this Section 9.1 and subject to Section 9.1(c) in prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities.

(b)           The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that Confidential Information:  (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement other than through acts or omissions of the

Recipient; (iii) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient without access to Confidential Information of the Disclosing Party as evidenced by written records; or (v) was known by Recipient at the time of receipt from Disclosing Party as documented by Recipient’s records.

(c)           In addition, the Recipient may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable laws and regulations, or with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d)           Notwithstanding the obligations in Section 9.1(a), a Party may disclose Confidential Information of the other Party, if such disclosure:

(i)            is made to governmental or other regulatory agencies in order to obtain Collaboration Patent Rights or to exercise rights or perform obligations under this Agreement to gain or maintain approval (A) to conduct clinical trials with respect to Products or (B) to market Products, but such disclosure may be only to the extent reasonably necessary to obtain such Patent Rights or authorizations; or

(ii)           is disclosed to Affiliates, Sublicensees, agents, consultants, or other Third Parties for the development or commercialization of Product(s) in accordance with this Agreement, or in connection with an assignment of this

Agreement, or a permitted licensing transaction related to Product(s) or loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement.

(iii)          consists entirely of Confidential Information previously approved by Disclosing Party for disclosure by the Recipient.

9.2           Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a)           Except as required by judicial order or applicable law or regulation or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least five full Business Days prior to the date on which such Party would like to make the public announcement.  Notwithstanding the foregoing, the Parties shall be entitled to issue a press release to announce the execution of this Agreement as approved by the Parties.  Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b)           Notwithstanding the terms of this Article 9, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, rules or regulations, including without limitation the rules and regulations promulgated by the United States

Securities and Exchange Commission or any other governmental agency.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.2(b), the Parties will consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure.  If a Party wishes to disclose this Agreement or any of the terms hereof in accordance with this Section 9.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party, provided that the disclosing Party shall always be entitled to comply with legal requirements, including without limitation the requirements of the SEC.

(c)           Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential permitted sublicensees of Product or to permitted assignees in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement and to use such confidential information solely for the purpose permitted pursuant to this Section 9.2(c).

9.3           Each Party recognizes the mutual interest in obtaining valid patent protection.  Consequently, a Party or any of its Affiliates, or any of its or their respective employees, consultants or collaborators wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed as part of a Project (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed publication at least thirty (30) days prior to submission for publication.  The Reviewing

Party shall have the right to (a) request a delay in publication or presentation in order to protect patentable information, (b) propose modifications to the publication for patent reasons or (c) request that the information be maintained as a trade secret.

If the Reviewing Party requests a delay as described in clause (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed.  Upon the expiration of forty-five (45) days from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (b) above.  If the subject of a request made under clause (c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.  Confidential Information of a Party shall not be included in a publication without the written consent of such Party.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1         Each Party represents and warrants to the other that it has the legal right and power to enter into this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement.

10.2         As of the Effective Date, Infinity represents and warrants to MedImmune that, except as set forth on the Disclosure Schedule:

(a)           it has the right to grant the rights and licenses granted to MedImmune under this Agreement and such licenses have been validly granted;

(b)           it has provided MedImmune with all material information in Infinity’s possession and control that, to Infinity’s knowledge, concerns Patent Rights of Third Parties that are related to the use, manufacture, development or commercialization of Product.  To the knowledge of Infinity, other than as disclosed to MedImmune during their due diligence investigation, and other than as outlined in the Disclosure Schedule: (i) it has not received from a Third Party, nor has any actual knowledge that any Third Party intends to assert any claim that the practice of the Infinity Existing Patent Rights or use of the Infinity Existing Know-How infringes the intellectual property rights of a Third Party and (ii) there are no granted Patent Rights or pending Patent Rights (if issued) that would be infringed by manufacture, use, sale, offer to sell or import of a Product that is being researched or developed by Infinity as of the Effective Date;

(c)           it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest with respect to Product or in the Infinity Existing Patent Rights, or the Infinity Existing Know-How, in a manner that conflicts and/or is inconsistent with the rights granted to MedImmune under this Agreement;

(d)           to Infinity’s knowledge, there are no legal claims, judgments or settlements against or owed by Infinity or pending or threatened legal claims or litigation, in each case relating to Product or the Infinity Existing Patent Rights or Infinity Existing Know-How;

(e)           to Infinity’s knowledge, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Infinity as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained including but not limited to consent from Discovery Partners International, Inc.;

(f)            the Patent Rights listed in Exhibit Y (i.e., the Infinity Existing Patent rights) constitute all Patent Rights controlled by Infinity that directly relate to the research, development, and commercialization of a Product, and Infinity owns all right, title and interest in and to the Patent Rights of Exhibit Y.   For the avoidance of doubt, for purposes of the foregoing, Patent Rights that are “directly related to” the research, development and commercialization of a Product shall not include general formulations and general manufacturing methodologies; and

(g)           it has provided MedImmune with all material information known to Infinity with respect to work performed by or on behalf of Infinity with respect to research and development of Product including all efficacy, safety and toxicity data and to the knowledge of Infinity such information is accurate in all material respects.

10.3         As of the Effective Date, MedImmune represents and warrants to Infinity that:

(a)           it has the right to grant the rights and licenses granted by MedImmune under this Agreement and such licenses have been validly granted; and

(b)           neither MedImmune nor its Affiliates control any Patent Rights, Inventions, or Know-How that directly relate to the research, development, and commercialization of a Product, with “directly relate to” having the same meaning as “directly related to” in Section 10.2(f).

10.4         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER INFINITY NOR MEDIMMUNE MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OF ANY KNOW-HOW OR PATENT

RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OR REPRESENTATION REGARDING CLINICAL EFFECTIVENESS OF THE PRODUCT MANUFACTURED OR THAT ANY PATENT IS VALID OR THAT ANY PATENT APPLICATION WILL BE GRANTED OR THAT PRODUCT OR MANUFACTURE, SALE OR USE THEREOF DOES NOT INFRINGE PATENTS OWNED BY A THIRD PARTY.

10.5         Limitation of Liability.  Except with respect to an obligation of either Party to indemnify the other hereunder, neither Party shall be liable to the other for consequential, incidental, indirect or punitive damages arising from the performance or nonperformance of such Party under this Agreement whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

ARTICLE 11

INDEMNITY

11.1         Allocation of Liability for Third Party Claims

(a)           Except as provided in Section 11.1(d), with respect to each Project, and the Products thereof, each Party shall bear fifty percent (50%) of all Losses and Litigation Expenses incurred by or awarded against (i) either Party, (ii) the Affiliates of either Party, or (iii) the respective directors, officers, employees, shareholders, representatives, and agents of the Parties and their Affiliates (such entities and persons described in clauses (ii) and (iii), collectively, “Agents”) arising from Claims of Third Parties to the extent such Claims result from activities under this Agreement prior to the first Opt-Out Date for such Project of either Party or its Agents or their permitted (sub)licensees, regardless of whether such Claim is brought before or after such Opt-Out Date, except to the extent such Losses and Litigation Expenses result from a Claim described in Section 11.1(c), in which case, to such extent Section 11.1(c) shall apply.

(b)           Except as provided in Section 11.1(d), with respect to each Project and the Products thereof, the Selling Party shall bear one hundred percent (100%) of all Losses and Litigation Expenses incurred by or awarded against either Party or their respective Agents arising from Claims of Third Parties to the extent such Claims result from activities under this Agreement following the first Opt-Out Date for such Project by the Selling Party or its Agents or their permitted (sub)licensees, except to the extent such Losses and Litigation Expenses result from a Claim described in Section 11.1(c), in which case, to such extent Section 11.1(c) shall apply.

(c)           Except as provided in Section 11.1(d), each Party shall bear one hundred percent (100%) of all Losses and Litigation Expenses incurred by or awarded against either Party or their respective Agents arising from Claims of Third Parties to the extent such Claims result from:

(i)            such Party’s or its Agents’ intentional and material misrepresentation of a Product or its characteristics not in accordance with the labeling thereof;

(ii)           such Party’s material breach of any warranty or representation made by it under this Agreement; or

(iii)                               such Party’s or its Agents’ intentional misconduct.

(d)           Notwithstanding Sections 11.1(a), 11.1(b), and 11.1(c), Infinity shall bear one hundred percent (100%) of all Losses and Litigation Expenses incurred by or awarded against either Party or their respective Agents to the extent arising from Claims of Third Parties that any

Patent Right listed in the Disclosure Schedule is infringed by the making, using, offering for sale, sale or importation of a Product.

11.2         Control of Third Party Claims.

(a)           (i)            With respect to a Claim described in Section 11.1(a), the Parties shall meet to discuss which Party shall assume and control the defense of such Claim.  If the Parties cannot come to an agreement within ten (10) days of such meeting, MedImmune shall assume the defense of such Claim.

(ii)           Notwithstanding clause (i) above, with respect to a Product Liability Claim or Infringement Claim described in Section 11.1(a), the Parties shall meet to discuss which Party shall assume the defense of such Claim.  If the Parties cannot come to an agreement within ten (10) days of such meeting, the Selling Party shall assume the defense of such Claim.

(b)           Notwithstanding Section 11.2(a), to the extent any Party has been allocated 100% of the Losses and Litigation Expenses with respect to a Claim pursuant to Section 11.1, such Party shall assume and control the defense of such Claim.

(c)           Notwithstanding Sections 11.2(a) and 11.2(b), to the extent Losses resulting from a Claim are likely to be apportioned between the Parties in accordance with Sections 11.1, the Party who is likely to be apportioned more Losses and Litigation Expenses shall assume and control the defense of the Claim.

(d)           The Party who assumes defense of a Claim pursuant to the foregoing shall be the “Controlling Party” and the other Party shall be the “Assisting Party.”

11.3         Indemnification Procedure for Unshared Claims.

(a)           This Section 11.3 shall apply with respect to Claims for which one Party has been allocated 100% of the Losses and Litigation Expenses pursuant to Section 11.1 (each, an “Unshared Claim”).  For purposes of this Section 11.3, the Controlling Party shall be referred to as the “Indemnifying Party” and the Assisting Party shall be referred to as the “Indemnified Party.”

(b)           The Indemnified Party will promptly inform the Indemnifying Party in writing of any Unshared Claim of which it becomes aware, and the Indemnifying Party shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses paid to be considered a Loss or Litigation Expense, as applicable, to be allocated in accordance with Section 11.1 only if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and any other party represented by such counsel provided, however, the Indemnifying Party shall control the defense thereof.  The Indemnified Party’s failure to deliver written notice to the Indemnifying Party within a reasonable amount of time of the commencement against it or its Agents or receipt by it or its Agents of any Unshared Claim, to the extent materially prejudicial to the ability of the Indemnifying Party to defend such Unshared Claim, shall relieve the Indemnifying Party of any liability to the Indemnified Party with respect thereto under Section 11.1.

(c)           The Indemnified Party agrees to render such assistance and cooperation as may reasonably be requested by the Indemnifying Party for the defense or disposition of all such

Unshared Claims.  Any and all reasonable costs incurred by the Indemnified Party in such assistance or cooperation as aforesaid shall be considered a Loss or Litigation Expense, as applicable, to be allocated in accordance with Section 11.1.

(d)           Any settlement of an Unshared Claim by the Indemnifying Party that would admit liability on the part of the Indemnified Party or its Agents, or that would involve any relief other than the payment of money damages, shall be subject to the prior written approval of both Parties, such approval not to be unreasonably withheld or delayed.

(e)           The Indemnified Party shall not (i) compromise or settle any Unshared Claim without prior written approval from the Indemnifying Party, which approval the Indemnifying Party may grant or withhold in its sole discretion, or (ii) make any statement or admission to any Third Party with respect to the Indemnifying Party’s liability or the availability of the compensation from the Indemnifying Party under this Agreement with respect to an Unshared Claim without the prior written approval from the Indemnifying Party, which approval the Indemnifying Party may grant or withhold in its sole discretion, unless, otherwise prescribed by an applicable law or regulation or a court order, or (iii) make any statement or admission as to liability with respect to an Unshared Claim.

(f)            To the extent that, in connection with the defense of an Unshared Claim, an Indemnified Party incurs Litigation Expenses that are permitted by this Section 11.3, the Indemnifying Party shall reimburse the Indemnified Party for such Litigation Expenses on an ongoing basis within thirty (30) days of invoice therefor.

11.4         Indemnification Procedure for Shared Claims.

(a)           This Section 11.4 shall apply with respect to Claims for which both Parties have been allocated some of the Losses and Litigation Expenses pursuant to Section 11.1 (each, a “Shared Claim”).

(b)           Each Party will promptly inform the other Party in writing of any Shared Claim of which it becomes aware.  The failure of a Party to deliver written notice to the other Party within a reasonable amount of time of the commencement against it or its Agents or receipt by it or its Agents of any Shared Claim, to the extent materially prejudicial to the ability of the Parties to defend such Shared Claim, shall relieve such Party of any liability to the Party that failed to give prompt notice with respect thereto under Section 11.1.

(c)           The Controlling Party shall promptly assume the defense of a Shared Claim with counsel mutually satisfactory to the Parties; provided, however, that the Assisting Party shall have the right to retain its own counsel, and the fees and expenses therefor shall be considered a Loss or Litigation Expense, as applicable, to be allocated in accordance with Section 11.1 if representation of the Assisting Party by the counsel retained by the Controlling Party would be inappropriate due to actual or potential conflicting interests between the Assisting Party and any other party represented by such counsel.

(d)           The Assisting Party agrees to render such assistance and cooperation as may reasonably be requested by the Controlling Party for the defense or disposition of any Shared Claim.  Any and all reasonable costs incurred by Assisting Party in such assistance or cooperation as aforesaid shall be considered a Loss or Litigation Expense, as applicable, to be allocated in accordance with Section 11.1.

(e)           The Controlling Party shall consult with the Assisting Party on all material aspects of the defense, including without limitation settlement, of the Shared Claim and the Parties shall cooperate fully with each other in connection therewith.  The Assisting Party shall also have the right to participate in the defense of any Shared Claim, utilizing attorneys of its choice, at its own expense.  In furtherance of the Parties’ cooperation, the Controlling Party will consult with the Assisting Party regarding strategic decisions, including without limitation the retention of counsel and defense of each Shared Claim provided, however, the Controlling Party shall control the defense of any Shared Claim.  The Controlling Party will otherwise keep the Assisting Party fully informed of the status and progress of the defense and any settlement discussions concerning the Shared Claim.

(f)            Neither Party shall (i) compromise or settle any Shared Claim without prior written approval from the other Party, which approval the other Party may grant or withhold in its sole discretion, or (ii) make any statement or admission to any Third Party with respect to the other Party’s liability or the availability of the compensation from the other Party under this Agreement with respect to a Shared Claim without the prior written approval from the other Party, which approval the other Party may grant or withhold in its sole discretion, unless, otherwise prescribed by an applicable law or regulation or a court order, or (iii) make any statement or admission as to liability with respect to a Shared Claim.

(g)           (i)            To the extent that, in connection with the defense of a Shared Claim, the Controlling Party incurs Litigation Expenses that are allocated in Section 11.1, the Assisting

Party shall reimburse the Controlling Party for fifty percent (50%) of such Litigation Expenses on an ongoing basis within thirty (30) days of invoice therefor.

(ii)           To the extent that, in connection with the defense of a Shared Claim, the Assisting Party incurs Litigation Expenses that are permitted by this Section 11.4, the Controlling Party shall reimburse the Assisting Party for fifty percent (50%) of such Litigation Expenses on an ongoing basis within thirty (30) days of invoice therefor.

(iii)          Notwithstanding the percentage of fifty percent (50%) set forth in clauses (i) and (ii) above, in the event that, pursuant to Section 11.1 a different allocation of Litigation Expenses is applicable, such allocation shall be used in placed of the fifty percent (50%) set forth above.  In the event that the applicable allocation cannot be determined at the outset of the Claim, the fifty percent (50%) allocation shall be used until such time as the new applicable percentages are determined.  Once the new applicable percentages are determined, (A) the Party that has under-reimbursed the other Party’s Litigation Expenses to date pursuant to clauses (i) and (ii) shall make a true-up payment applying the new applicable percentage retroactively and (B) going forward, the Parties shall use the new applicable percentages with respect to reimbursement of Litigation Expenses pursuant to clauses (i) and (ii).

ARTICLE 12

OPT-OUT

12.1         On a Project-by-Project basis, either Party by written notice to the other Party shall have the right within its sole discretion to Opt-Out of a Project which notice shall take effect with respect to such Project six (6) months after such written notice.  The date on which such notice takes effect for a Project is the “Opt-Out Date” for the Project, and, as of the Opt-Out

Date, the Party that provides such notice is the “Opt-Out Party.”  In the event that a Party receives written notice with respect to a Project under this Section 12.1, such receiving Party, within twenty (20) days thereafter, shall have the right by written notice to also opt-out of such Project, in which case, as of the applicable Opt-Out Date as determined by the first notice, each Party shall be an Opt-Out Party and neither Party shall be a Selling Party or a Non-Selling Party.  In addition, at any time after the Opt-Out Date for a Project, the other Party may subsequently opt-out of such Project by written notice to the first Opt-Out Party, in which case, both Parties shall be Opt-Out Parties.  If both parties are Opt-Out Parties, they shall work together to maximize the value of the Project, e.g. through the out-license or sale of the remaining assets.

12.2         After the Opt-Out Date for a Project, the Opt-Out Party (i) shall no longer be obligated to perform work under a Research and Development Plan or Marketing Plan for such Project and/or to pay the Applicable Percentage of Development Costs for such Project, (ii) shall not be entitled to receive the Applicable Percentage of positive Earnings for Product of such Project, (iii) shall no longer be obligated to pay the Applicable Percentage of negative Earnings for Product of such Project and (iv) shall be entitled to receive the Royalty Percentage of Worldwide Net Sales of Royalty Bearing Product for such Project in each case in accordance with Article 13.  After the Opt-Out Date for a Project, the JDT, Primary Contact Persons, project team and JCT shall discontinue their functions with respect to such Project and Products of such Project, and the Party that is not the Opt-Out Party shall have the right to make any and all decisions with respect to such Project and Products of such Project.

ARTICLE 13

PAYMENTS

13.1         (a)           For each Project as to which a Party becomes an Opt-Out Party, the other Party if it has not also become an Opt-Out Party shall pay the Opt-Out Party royalties on Worldwide Net Sales of each Royalty Bearing Product for such Project based on the Royalty Percent of Worldwide Net Sales applicable for each Product in such Project and the Opt-Out Date therefor as set forth in Section 1.69.

(b)           The royalties payable under Section 13.1(a) only apply to both (i) any Royalty Bearing Product that includes an Active Pharmaceutical Ingredient that was researched and/or developed pursuant to a Research and Development Plan prior to the Opt-Out Date for the applicable Project, and (ii) any Royalty Bearing Product sold in a country that infringes a Valid Claim of Collaboration Patent Rights and/or Infinity Existing Patent Rights and/or Patent Rights licensed to the Selling Party by the other Party pursuant to this Agreement in the country where sold.  In each of the foregoing cases, royalties will be paid on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis for a period beginning on the Opt-Out Date and ending on the later of (i) in each country, ten (10) years after First Commercial Sale in a country of such a Royalty Bearing Product; or (ii) in each country, when such a Royalty Bearing Product sold in the country does not infringe a Valid Claim of Collaboration Patent Rights and/or Infinity Existing Patent Rights and/or Patent Rights licensed to the Selling Party by the other Party pursuant to this Agreement in the country where sold.

13.2         (a)           During the Term, following the First Commercial Sale in any country of Royalty Bearing Product, the other Party if it is not an Opt-Out Party shall furnish to the Opt-Out Party a written calendar quarterly report showing, on a country by country basis: (i) the

Worldwide Net Sales of all Royalty Bearing Product sold during the reporting period; (ii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, the identity of the taxing authorities, and the taxpayer identification number under which such taxes and deductions were remitted, as applicable; (iv) the dates of the First Commercial Sale of the Royalty Bearing Product in any country during the reporting period; (v) the exchange rates used in accordance with Section 6.9 in determining the amount of United States dollars.  Reports shall be due on the sixtieth (60th) day following the close of each calendar quarter.  If no sales are made or if no royalties are due for any period hereunder, the Party that is not the Opt-Out Party shall so report.  All reports delivered pursuant to this Section and any information that can be derived therefrom shall be subject to the confidentiality obligations of Article 9.  The Party that is not the Opt-Out Party shall keep complete and accurate records in sufficient detail to enable the royalties payable under this Agreement to be determined.

(b)           Within ten (10) days after the end of each calendar quarter, the Party that is not the Opt-Out Party shall provide the Opt-Out Party with a preliminary report as to royalties that are payable for the calendar quarter based on actual Worldwide Net Sales for the first two months of the calendar quarter and estimated Worldwide Net Sales for the last month of the calendar quarter.

(c)           In the event that a Third Party that is not licensed by the Selling Party sells a product in a country that has the same Active Pharmaceutical Ingredient as of a Royalty Bearing Product sold in such country (each such product of such Third Party being a “Generic Product”), the royalties payable for such Royalty Bearing Product in such country shall be reduced by the following amounts if sales of the Generic Products in such country in any two consecutive calendar quarters exceed the following percentages of the sum of all prescriptions for such Royalty Bearing Product sold by the Selling Party, its Affiliates and (sub)licensees and by such Third Party seller(s) of such the Generic Product (based on unit-equivalent data for all dosage strengths thereof:

Generic Product Percentage	Percent Royalty Reduction
> [***] Percent ([***]%)	[***] Percent ([***]%)

13.3         The non Opt-Out Party shall keep, and shall cause each of its Affiliates and Sublicensees and their further sublicensees to keep accurate books of account containing all particulars that may be necessary for the purpose of calculating payments under Article 13 payable to the Opt-Out Party.  Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection by the other Party’s internal audit team or an independent certified accounting firm selected by the Opt-Out Party and reasonably acceptable to the Party that is not the Opt-Out Party upon reasonable notice during normal business hours at the Opt-Out Party’s expense for the sole purpose of verifying payments under Article 13 of this Agreement, but in no event more than once in each calendar year.  All information and data offered shall be used only for the purpose of verifying payments.  In the event that such inspection shall indicate that in any year the payments which should have been paid by the Party that is not the Opt-Out Party under Article 13 are at least five percent (5%) greater than those which were actually paid by the Party that is not the Opt-Out Party, then the Party that is not the Opt-Out Party shall pay the cost of such inspection.  All underpayments and overpayments are immediately due and payable.  Upon the expiration of three (3) years after a calendar year, the calculation of payments under this Article 13, shall be binding on both Parties except to the extent that inspection during such period indicated an overpayment or underpayment.

13.4         All payments to be made by the Party that is not the Opt-Out Party under this Article 13 shall be made in United States dollars by certified or bank check or by wire transfer to an account designated in writing by the Opt-Out Party.

13.5         Any withholding of taxes levied by tax authorities on the payments to the Opt-Out Party hereunder shall be deducted by the Party that is not the Opt-Out Party from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of the Opt-Out Party and shall be borne by the Opt-Out Party.  The Party that is not the Opt-Out Party agrees to cooperate with the Opt-Out Party in the event the Opt-Out Party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax, tax certificates, affidavits or other documents as reasonably required by the Opt-Out Party to realize the benefit from such exemptions or deductions, and to the extent reasonably obtainable by the Party that is not the Opt-Out Party.

ARTICLE 14

TERM AND TERMINATION

14.1         If not earlier terminated as provided in this Agreement, the term of this Agreement (the “Term”) will commence on the Effective Date and expire sixty (60) years from the Effective Date.

14.2         On a Project-by-Project basis, in the event that a Party that is not an Opt-Out Party materially breaches this Agreement with respect to a Project, then the other Party who is not an Opt-Out Party shall have the right to send written notice of such breach to the breaching Party and if such breach is not cured within sixty (60) days thereafter (thirty (30) days in case of a material breach involving a failure to pay an amount when due), then, as of such date, the breaching Party shall be deemed to have given an Opt-Out Notice under Section 12.1 and the breaching Party shall be an Opt-Out Party with respect to such Project.

14.3         On a Project-by-Project basis, in the event that a Party that is an Opt-Out Party materially breaches this Agreement with respect to a Project, the other Party shall have the right to send written notice of such breach to the breaching Party and if such breach is not cured within sixty (60) days thereafter (thirty (30) days in case of a material breach involving a failure to pay an amount when due), then, as of such date the breaching Party shall no longer have any right to receive royalties pursuant to Article 13 with respect to the Products of such Project sold after such date or milestone payments under Section 7 with respect to Products of such Project achieved after such date.

14.4         In the event that a Party, with respect to any given Product, believes that such Product: (i) if in clinical trials, should be withdrawn from such trials, (ii) if on the market, should be withdrawn from the market, in each case due to toxicity or safety concerns, or (iii)

necessitates that any other action be taken with respect to toxicity, safety or compliance with law with respect to toxicity or safety, e.g., that certain information be provided to the FDA with respect to the toxicity or safety of the Product or that the label of the Product be changed because of toxicity or safety concerns, and if, after consulting with the Other Party for such Product for a reasonable period in light of the applicable circumstances, such period not to exceed ten (10) Business Days, the Parties do not agree with respect to the course of action to be taken, then, effective immediately upon written notice from such Party, this Agreement shall terminate with respect to such Product.  In such event, the Product shall no longer be considered a “Product” hereunder, the terminating Party shall have no further rights or obligations hereunder with respect to such Product, other than those obligations that would survive a termination of this Agreement and all rights under this Agreement with respect to such Product shall be deemed transferred to the non-terminating Party.  For the avoidance of doubt, the terminating Party shall not have thereby relinquished any rights it may have in the Project, or in any other Products of such Project.

14.5         This Agreement shall terminate in the entirety with respect to a Project in the event that for that Project, both Parties are Opt-Out Parties, except for provisions that survive under Section 14.7.

14.6         This Agreement may only be terminated as provided in Section 14.5 or by mutual written agreement of the Parties.

14.7         Upon termination of this Agreement in its entirety with respect to a Project or expiration or termination of this Agreement in the entirety the rights and obligations of the Parties under this Agreement shall terminate as to such Project, or under this Agreement, as the case may be, except for (i) payment obligations that accrued prior to termination; and (ii) the rights and obligations of the Parties under Sections 2.6 (with respect to Development Costs accrued prior to termination); 5.8; 6.5, 6.6, 6.7, 6.8, 6.9 (in each case with respect to payment obligations accrued prior termination); 6.11; 6.12; 8.1(c), 8.1(d), 8.2(c); 8.4; 8.6 (excluding the last sentence thereof); 9.1(a); 9.1(b); 9.1(c); 9.1(d)(i); 9.1(d)(iii); 9.2; the last sentence of 9.3; 10.5; 11 (with respect to Claims arising from activities occurring during the Term); the last sentence of 12.1; 13.2, 13.3, 13.4, 13.5 (in each case with respect to payment obligations accrued prior termination); 14.7; 14.10; and 15.

14.8         In the event that either Party becomes the first Opt-Out Party with respect to a Project, to the extent legally permitted, and subject to outstanding sublicenses, the Opt-Out Party shall (a) transfer to the other Party any and all Regulatory Approvals and/or regulatory filings, price approvals and global product safety database and trademarks held by it with respect to all Products of such terminated Project that exist as of the Opt-Out Date and (b) transfer all Promotional Materials, customer lists and other information in its possession related to the promotion of such Products to the other Party and perform such services as the other Party may reasonably request with the goal of effecting a smooth transition of the promotion duties previously performed by the Opt-Out Party.  The cost and expense thereof shall be shared equally by both Parties.

14.9         If a Selling Party becomes an Opt-Out Party with respect to a Project and the Non-Selling Party becomes the Selling Party with respect to such Project, any sublicense granted with respect to Products of such Project shall be assigned to such new Selling Party.

14.10       If each Party is an Opt-Out Party with respect to any Product, neither Party shall have the right to research, develop or commercialize such Product or grant such rights with respect thereto, without a written agreement between the Parties as to the respective rights and obligations of the Parties and neither Party will be permitted to use, license, assign or transfer its Collaboration Rights to the extent they would be used by the Party, licensee, assignee or transferee to research, develop or commercialize such Product.  This Section 14.10 shall survive termination or expiration of this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1         Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than a payment obligation which shall not be covered by this Section) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of gods or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed.  Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

15.2         (a)           This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its pharmaceutical business, or in the event of its merger or consolidation or similar transaction; provided further that the assigning Party shall deliver written notice of any such permitted assignment to the other Party, and the assignee shall agree to be bound to the non-assigning Party under the terms and conditions of this Agreement.  Any purported assignment in violation of the preceding sentences shall be null and void.

(b)           Neither Party shall have the right to assign its ownership of Collaboration Rights, except in conjunction with a permitted assignment of this Agreement.

(c)           The granting of a sublicense as permitted by this Agreement shall not be an assignment, as long as the Party that is the sublicensor remains bound to the other Party.

(d)           To the extent a Party is not prohibited from assigning Patent Rights under this Agreement, neither Party shall assign Patent Rights licensed to the other Party without making such assignment subject to the licenses granted under this Agreement.

15.3         Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

15.4         Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or by the next Business Day delivery service of a nationally recognized overnight courier service (signature required), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Infinity:
Infinity Pharmaceuticals, Inc
780 Memorial Drive
Cambridge, Massachusetts 02139
Attn: CEO with a copy to the General Counsel

If to MedImmune:
MedImmune, Inc.
One MedImmune Way
Gaithersburg, Maryland 20878
Attn: CEO with a copy to the General Counsel

15.5         This Agreement shall be governed by and construed in accordance with the laws of the State of New York U.S.A, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction, provided, however, that as to matters involving Patent Rights of a country that are controlled by the patent laws thereof, such patent laws shall be controlling.

15.6         Except for those disputes which this Agreement specifies are to be resolved in accordance with Exhibit A any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, shall be resolved as follows:

(a)           The Chief Executive Officers of Infinity and MedImmune shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within thirty (30) days of such notice and attempt to negotiate a settlement.  If the matter remains unresolved within such thirty (30) day period by the Chief Executive Officers, then either MedImmune or Infinity may initiate arbitration upon written notice to the other.

(b)           If the Parties fail to resolve the dispute, then such dispute shall be finally resolved by binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any arbitration hereunder shall be conducted with three arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.  Each such arbitration shall be conducted in the English language by three arbitrators appointed in accordance with such Rules.  Any such arbitration shall be held in New York, NY, and, if applicable law is consulted, the applicable law shall be as set forth in Section 15.5 hereof.  The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine.  In reaching its decision, if applicable, the arbitrators shall be guided by the Diligent Effort standard of Section 6.1 and shall reach such a decision based on the rights and obligations of the Parties as set forth in this Agreement and in reaching such a decision, the Arbitrators shall not have the power to vary the terms and conditions of this Agreement and/or the obligations of the Parties under this Agreement.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  The decision of the arbitrators shall be final and binding on the Parties.

15.7         This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing, by and between MedImmune and Infinity.  In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties hereto.  Each of the Parties hereby acknowledges that this Agreement and the related documents are each the result of mutual negotiation and, therefore, any ambiguity in their respective terms shall not be construed against the drafting Party.

15.8         The captions to the several Articles and Sections hereof and Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

15.9         It is expressly agreed that Infinity and MedImmune shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Infinity nor MedImmune shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

15.10       The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.11       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be exchanged by facsimile if mutually agreed by the Parties.

15.12       Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement as if such Affiliate was a signatory to this Agreement.  The failure of an Affiliate of a Party to comply with the terms and conditions of this Agreement shall be deemed a breach by such Party.

15.13       No remedy referred to in this Agreement is intended to be exclusive and shall be cumulative and in addition to any other remedy otherwise available under law or equity.

15.14       Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein means including, without limiting the generality of any description preceding such term.  References to “Section” or “Sections” are references to the numbered sections of this Agreement, unless expressly stated otherwise.  All dollars are United States Dollars.

15.15       It is understood that Infinity and MedImmune and/or their licensors may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control act, as amended, and the Export Administration Act of 1979), and to the extent applicable, a Party receiving such technical data, computer software, laboratory prototypes and other commodities from the other Party shall not export such data or commodities to certain foreign countries without a license from the applicable governmental agency.  For the avoidance of doubt, any use of such data or commodities in violation of the applicable export control laws and regulations is prohibited under this Agreement.

[Execution Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Collaboration Agreement to be executed and sealed by their respective duly authorized representatives as of the date first set forth above.

MEDIMMUNE, INC.		INFINITY PHARMACEUTICALS, INC.

By:	/s/ Edward T. Mathers	By:	/s/ Adelene Q. Perkins

Name:	Edward T. Mathers	Name: Adelene Q. Perkins

Title:	EVP, Corp. Dev. & Venture	Title:	Executive Vice President and Chief
Business Officer

Date:	August 25, 2006	Date: August 25, 2006

Exhibit A

ARBITRATION

(a)           In the event the Parties are unable to reach agreement with respect to any matter which is expressly made subject to arbitration in this Agreement under Sections 3.1(d), 5.4(b), 6.4 or 8.3, such matter will be determined through binding arbitration in New York, NY in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.

(b)           The arbitration panel shall be comprised of three (3) arbitrators. Each Party shall be entitled to appoint one arbitrator. The Parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration.  The two arbitrators so appointed shall agree on the appointment of the third arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties’ appointed arbitrators shall fail to agree. within thirty (30) days from the date both Parties’ arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

(c)           Within ten (10) days of appointment of the full arbitration panel, the Parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the Parties previously taken in the negotiations.  Within thirty (30) days of appointment of the arbitration Panel, each Party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one (1) hour to argue in support of its proposed position. The Parties will not call any witnesses in support of their arguments.

(d)           The arbitration panel shall select either of the Party’s proposed position on the issue as the binding final decision to be embodied as an agreement between the Parties. In making their selection, the arbitrators shall not modify the terms or conditions of either Party’s proposed position; nor will the arbitrators combine provisions from both proposed position. In making their selection, to the extent applicable, the arbitrators shall consider the Diligent Effort standard of Section 6.1 and the other terms and conditions of this Agreement, the relative merits of the proposed position and the written and oral arguments of the Parties. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York shall govern.

(e)           The arbitrators shall make their decision known to the Parties as promptly as possible by delivering written notice of their decision to both Parties. Such written notice need not justify their decision. The Parties will execute any and all papers necessary to obligate the Parties to the position selected by the arbitration Panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.

(f)            The Parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

Exhibit Y

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Exhibit Z-1

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Exhibit Z-2

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